Execution Version

AGREEMENT AND PLAN OF MERGER BY AND AMONG
PANGAEA LOGISTICS SOLUTIONS LTD., RENAISSANCE HOLDINGS LLC,
STRATEGIC SHIPPING INC. AND
THE OTHER PARTIES NAMED HEREIN

DATED AS OF SEPTEMBER 23, 2024

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ARTICLE I THE MERGER    6
1.1    The Merger    6
1.2    Effective Time of the Mergers; Closing    6
1.3    Effect of the Merger    6
1.4    Charter Documents    6
1.5    Effect on Units    7
1.6    Surrender and Payment    7
1.7    Taking of Necessary Action; Further Action    8
1.8    Ancillary Agreements    8
1.9    Voyages in Progress    8
1.10    Adjustment to Merger Consideration.    9
ARTICLE II REPRESENTATIONS AND WARRANTIES REGARDING THE
COMPANY    12
2.1    Organization and Qualification    13
2.2    Subsidiaries    13
2.3    Capitalization    14
2.4    Authority Relative to this Agreement    14
2.5    No Conflict; Required Filings and Consents    15
2.6    Compliance    15
2.7    Disclosure Documents    16
2.8    Financial Statements    16
2.9    No Undisclosed Liabilities    16
2.10    Absence of Certain Changes or Events    17
2.11    Litigation    17
2.12    Benefit Plans    17
2.13    Labor Matters    17
2.14    Vessels; Property    18
2.15    Taxes    19
2.16    Environmental Matters    20
2.17    Brokers    21
2.18    Agreements, Contracts and Commitments    21
2.19    Insurance    22
2.20    Governmental Actions/Filings    23
2.21    Related Party Transactions    23
2.22    Indebtedness    23
2.23    No Other Representations or Warranties    23
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER    24
3.1    Organization; Authority Relative to this Agreement    24
3.2    No Conflict; Required Filings and Consents    24
3.3    Investment    25
3.4    Title to Units    26

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3.5    Disclosure Documents    26
3.6    No Other Representations or Warranties    26

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ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT    26
4.1    Organization and Qualification    26
4.2    Subsidiaries    27
4.3    Capitalization    27
4.4    Authority Relative to this Agreement    28
4.5    No Conflict; Required Filings and Consents    29
4.6    Compliance    29
4.7    SEC Filings; Financial Statements    30
4.8    No Undisclosed Liabilities    31
4.9    Disclosure Documents    31
4.10    Absence of Certain Changes or Events    31
4.11    Litigation    31
4.12    Vessels; Property    32
4.13    Taxes    33
4.14    Environmental Matters    34
4.15    Brokers    34
4.16    Insurance    34
4.17    Governmental Actions/Filings    35
4.18    Related Party Transactions    35
4.19    Indebtedness.    35
4.20    Aging of Receivables    35
4.21    No Other Representations or Warranties    35
ARTICLE V CONDUCT PRIOR TO THE EFFECTIVE TIME    35
5.1    Conduct of Business by the Company    35
5.2    Conduct of Business by Parent    38
5.3    Exclusivity    39
ARTICLE VI ADDITIONAL AGREEMENTS    39
6.1    Public Announcements    39
6.2    Access; Inspection    39
6.3    Takeover Laws    40
6.4    Stock Exchange Listing    40
6.5    Commercially Reasonable Efforts    40
6.6    Directors’ and Officers’ Indemnification and Liability Insurance    41
6.7    Regulatory Filings    41
6.8    SEC Filings    42
6.9    Shareholders’ Meeting    43
6.10    Litigation; Company Vessel Incidents    44
6.11    Related Party Arrangements    45
6.12    Seller Guarantees    45
6.13    Employee Matters    45
6.14    Release of Claims    46

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6.15    Drydocking and Survey Expenses    47
6.16    Transfer of Orders; Assumption of Other Obligations    47

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ARTICLE VII CONDITIONS TO THE TRANSACTION    47
7.1    Conditions to Obligations of Each Party to Effect the Merger    47
7.2    Additional Conditions to Obligations of the Company and Seller    48
7.3    Additional Conditions to the Obligations of Parent    49
ARTICLE VIII TAX MATTERS    50
8.1    Transfer Taxes    50
8.2    Intended Tax Treatment    50
8.3    Cooperation    50
8.4    Withholding Rights    51
8.5    Coordination with Agreement    51
ARTICLE IX INDEMNIFICATION    51
9.1    Indemnification    51
ARTICLE X TERMINATION    55
10.1    Termination    55
10.2    Notice of Termination; Effect of Termination    55
10.3    Fees and Expenses    56
ARTICLE XI DEFINED TERMS    56
ARTICLE XII GENERAL PROVISIONS    66
12.1    Notices    66
12.2    Interpretation    67
12.3    Counterparts; Facsimile Signatures    68
12.4    Entire Agreement; Third Party Beneficiaries    68
12.5    Severability    68
12.6    Enforcement    69
12.7    Governing Law    69
12.8    Rules of Construction    69
12.9    Assignment    70
12.10    Amendment    70
12.11    Extension; Waiver    70
12.12    WAIVER OF JURY TRIAL    70

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EXHIBITS
Exhibit A:    Reorganization

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Exhibit B:    Accounting Principles
Exhibit C:    Illustrative Calculations of the Net VIP Amount, Company Adjusted NAV, Parent Adjusted NAV and Merger Consideration
Exhibit D:    Form of Investor and Registration Rights Agreement Exhibit E:    Terms of Technical Management Agreement

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AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger is made and entered into as of September 23, 2024, by and among:
    Renaissance Holdings LLC, a Marshall Islands limited liability company (the “Company”);
    Strategic Shipping Inc., a Marshall Islands corporation ( “Seller”);
    Pangaea Logistics Solutions Ltd., an exempted company limited by shares incorporated under the laws of Bermuda (“Parent”); and
    Renaissance Merger Sub LLC, a Marshall Islands limited liability company and wholly-owned Subsidiary of Parent (“Merger Sub”).
The term “Agreement” as used herein refers to this Agreement and Plan of Merger, as the same may be amended from time to time, and all Schedules and Exhibits hereto.
RECITALS
WHEREAS, Seller owns all of the outstanding limited liability company interests of the Company (the “Company Units”);
WHEREAS, prior to the Closing, Seller will effect a reorganization pursuant to which the ownership interests of certain of Seller’s Subsidiaries will be transferred and/or contributed to the Company, as more fully described in Exhibit A hereto (the “Reorganization”);
WHEREAS, after the completion of the Reorganization, the Subsidiaries of the Company will own or charter-in all of the Company Vessels;
WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Company, Parent and Merger Sub have approved the acquisition of the Company by Parent, by means of a merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving company and wholly-owned Subsidiary of Parent;
WHEREAS, the board of directors of Parent (the “Parent Board”) has (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Parent and its shareholders, and (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby;
WHEREAS, Seller on behalf of itself and the Company (as the Sole Member of the Company) has approved the Merger, adopted this Agreement and approved the transactions contemplated hereby;
WHEREAS, for U.S. federal income tax purposes, the parties intend that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement

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is intended to be, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code (the “Intended Tax Treatment”);
NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, Parent, Merger Sub and Seller, agree as follows:
ARTICLE I THE MERGER
1.1    The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the Republic of the Marshall Islands Limited Liability Company Act (the “MILLCA”), Merger Sub shall be merged with and into the Company. Following the Merger, the separate existence of Merger Sub will cease and the Company will continue its existence under the MILLCA as the surviving limited liability company in the Merger (as such, the “Surviving Company”).
1.2    Effective Time of the Mergers; Closing. As soon as practicable on the Closing Date (as defined below), (a) the Company and Merger Sub shall cause to be filed a certificate of merger (the “Certificate of Merger”) with the Office of the Registrar of Corporations of the Republic of the Marshall Islands (the “Marshall Islands Registrar”), which shall be in such form as is required by, and executed and acknowledged in accordance with, the MILLCA, and (b) the Company, Parent and the Merger Sub shall make all other filings or recordings required by the MILLCA in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Marshall Islands Registrar (or at such later date and time as may be mutually agreed upon by the Company, Parent and the Merger Sub and specified in the Certificate of Merger in accordance with the MILLCA). As used in this Agreement, the term “Effective Time” with respect to the Merger shall mean the date and time when the Merger becomes effective. Unless this Agreement has been terminated pursuant to Section 10.1, the closing of the Merger (the “Closing”) shall take place at the offices of Seward & Kissel LLP, One Battery Park Plaza, New York, NY 10004, on the third (3rd) Business Day after the date the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and Seller may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date”.
1.3    Effect of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger, and the applicable provisions of the MILLCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, immunities, powers and purposes of the Company and Merger Sub shall vest in the Surviving Company and all liabilities, obligations and penalties of the Company and Merger Sub shall become the debts, obligations, liabilities, restrictions and duties of the Surviving Company.

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1.4    Charter Documents. At the Effective Time, by virtue of the Merger (i) the certificate of formation of the Company in effect immediately prior to the Effective Time shall be the

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certificate of formation of the Surviving Company until amended in accordance with applicable Legal Requirements, and (ii) the limited liability company agreement of Merger Sub in effect immediately prior to the Effective Time shall be the limited liability company agreement of the applicable Surviving Company (except the references to Merger Sub’s name shall be replaced by references to the name of the Surviving Company) until amended in accordance with applicable Legal Requirements.
1.5    Effect on Units. At the Effective Time:
(a)    The Company Units issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders thereof, be converted into the right of Seller to receive (i) the Merger Consideration (including any cash to be paid in lieu of fractional shares of Common Stock), and (ii) any amounts to which Seller is entitled pursuant to Section 1.10. As of the Effective Time, all such Company Units shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right of Seller immediately prior to the Effective Time to receive the Merger Consideration, together with any amounts to which Seller is entitled pursuant to Section 1.10.
(b)    The limited liability company interests of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become limited liability company interests of the Surviving Company with the same rights, powers and privileges as the limited liability company interests so converted and shall constitute the only outstanding limited liability company interests of the Surviving Company.
(c)    Notwithstanding the foregoing, if, between the date of this Agreement and the Effective Time, the outstanding shares of Common Stock shall have changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split or stock combination then, the Merger Consideration shall be correspondingly adjusted in an equitable manner to reflect such stock dividend, subdivision, reclassification, recapitalization, split or stock combination.
1.6    Surrender and Payment.
(a)    Parent and Seller shall procure the Valuation of both the Company Vessels and Parent Vessels not more than thirty (30) days prior to Closing.
(b)    No later than three (3) Business Days prior to the Closing, Parent shall deliver a certificate executed by it which will acknowledge the amount of the Merger Consideration and the number of whole shares of Common Stock to be delivered to Seller at Closing, based on the Company Adjusted NAV and the Parent Adjusted NAV (the “Merger Consideration Certificate”). Parent and Seller acknowledge and agree that each will use commercially reasonable efforts (acting in good faith) to promptly resolve any dispute regarding the calculation of the Merger Consideration, including the Company Adjusted NAV and the Parent Adjusted NAV. An illustrative example of the determination of the Company Adjusted NAV, the Parent Adjusted NAV and the resulting Merger Consideration is set forth on Exhibit C.

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(c)    At the Closing, Seller shall be entitled to receive (and shall receive from Parent) a number of whole shares of Common Stock set forth on the Merger Consideration Certificate, together with any other amounts to which it is entitled under this Agreement. Parent shall cause such shares of Common Stock to be issued in book-entry form at the Closing.
(d)    No fractional shares of Common Stock will be issued in connection with the Merger, but in lieu thereof, Seller shall receive from Parent an amount in cash (without interest) equal to the product of (i) such fraction and (ii) the Transaction Value per Share. The parties acknowledge that payment of the cash consideration in lieu of delivering fractional shares was not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the delivery of fractional shares of Common Stock.
(e)    All shares of Common Stock delivered pursuant to Section 1.6(c) in accordance with the terms hereof (together with any cash to be paid to Seller pursuant to Sections 1.6(d) and 1.10) shall be deemed to have been delivered in full satisfaction of all rights pertaining to the Company Units. After the Effective Time, there shall be no further registration of transfers of Company Units.
1.7    Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property rights, privileges, powers and franchises of the Company and Merger Sub, the officers and managers of the Surviving Company, in the name and on behalf of the Company and Merger Sub, will take all such lawful and necessary action.
1.8    Ancillary Agreements. At or prior to the Closing, (a) Parent and Seller shall execute and deliver the investor and registration rights agreement attached hereto as Exhibit D (the “Investor and Registration Rights Agreement”), and (b) Parent and MTM Ship Management shall execute and deliver one or more technical management agreements in respect of each Company Vessel reflecting the terms set forth on Exhibit E (the “Technical Management Agreement”).
1.9    Voyages in Progress. To the extent that any Company Vessel has a voyage in progress at the time of the Closing, in accordance with Section 1.10, (a) Parent shall be compensated by Seller or its Affiliates in an amount equal to (i) the gross revenues earned by such Company Vessel from such voyage allocable to each day on or after the Closing Date, less (ii) the voyage expenses, such as fuel and port expenses, of such Company Vessel allocable to each day on or after the Closing Date, which shall be net basis inclusive of Seller’s internal management fee of six hundred dollars (US$600) per day, less (iii) all accrued interest payment expenses in respect of Indebtedness secured by any Company Vessel which are unpaid as of the Closing Date, less (iv) all accrued commission expenses in respect of any Company Vessel which are unpaid as of the Closing Date, and (b) Seller shall be compensated by Parent for (i) marine fuel and bunkers on board of the Company Vessels at the end of the voyage as per the actual invoiced pricing, plus
(ii) unused lubes, hydraulic oils and greases in storage tanks and unopened drums as of the Closing Date which are in the possession of the Company or its Subsidiaries (valued at the actual

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net price paid in respect thereof), plus (iii) all prepaid principal or interest payments in respect of Indebtedness secured by any Company Vessel which relate to the period after the Closing Date

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(and which, for the avoidance of doubt, have not reduced the Indebtedness of the Company and its Subsidiaries included in the calculation of the Company Adjusted NAV), in each case calculated in accordance with the Accounting Principles (the sum of the foregoing described in clauses (a) and (b) collectively referred to herein as the “Net VIP Amount”). An illustrative example of the determination of the Net VIP Amount is set forth on Exhibit C.
1.10    Adjustment to Merger Consideration.
(a)    For the purposes of this Section 1.10, any calculations relating to (i) the Estimated Closing Statements and (ii) the Interim Closing Statements shall be prepared and calculated in accordance with the Accounting Principles.
(b)    No later than three (3) Business Days prior to the Closing Date, (i) Seller shall deliver to Parent a statement setting out Seller’s good faith estimate of (x) the Company’s Indebtedness which has been included in the calculation of the Company Adjusted NAV and (y) the Company’s Working Capital (the “Estimated Company Working Capital Amount”), and (ii) Parent shall deliver to Seller a statement setting out Parent’s good faith estimate of the Parent’s Net Working Capital and Indebtedness which has been included in the calculation of the Parent Adjusted NAV, including a schedule of Parent’s accounts receivable trial balance as of the Closing (the “A/R Schedule”), in each case calculated in accordance with the Accounting Principles (each an “Estimated Net Working Capital and Indebtedness Closing Statement”). In addition, no later than three (3) Business Days prior to the Closing Date, Seller shall deliver to Parent a statement setting out Seller’s good faith estimate of the Net VIP Amount (the “Estimated Net VIP Amount”), calculated in accordance with the Accounting Principles (the “Estimated Net VIP Closing Statement”). Each Estimated Net Working Capital and Indebtedness Closing Statement and the Estimated Net VIP Closing Statement shall be referred to herein as an “Estimated Closing Statement”. The “Estimated Net Working Capital and Indebtedness Amount” shall mean the total of the line items shown in an Estimated Net Working Capital and Indebtedness Closing Statement, and the “Estimated Net VIP Amount” shall mean the total of the line items shown in the Estimated Net VIP Closing Statement (the parties acknowledging and agreeing that the Net VIP Amount shall only include the line items shown in the illustrative Net VIP Amount calculation included in the Accounting Principles). The Estimated Closing Statements shall be accompanied by reasonably detailed data and documentation supporting the determination of each of the calculations therein.
(c)    If the sum of the Estimated Net VIP Amount plus the Estimated Company Working Capital Amount is a negative amount, Seller shall pay the absolute value of such amount to Parent at Closing by wire transfer of immediately available funds to such account(s) as specified by Parent in writing. However, if the sum of the Estimated Net VIP Amount plus the Estimated Company Working Capital Amount is a positive amount, Parent shall pay the balance to Seller at Closing by wire transfer of immediately available funds to such account(s) as specified by Seller in writing.
(d)    As soon as reasonably practicable after the date that is six (6) months following the Closing Date, Parent shall prepare and deliver to Seller interim statements setting

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out Parent’s good faith calculation of the Net Working Capital and Indebtedness of the Company and the Parent, respectively, as of the Closing Date and the Net VIP Amount, in accordance with

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the Accounting Principles (each an “Interim Closing Statement”), along with reasonable supporting detail to evidence Parent’s calculations, explanations and assumptions for the calculation of the amounts and line items shown in the Interim Closing Statement; provided, however, that, as described in the Accounting Principles, Parent may in its sole discretion, solely in respect of the accounts receivable (less any reserve for bad debts) included in the Net Working Capital and Indebtedness of Parent, elect to extend the date by which it is required to deliver an Interim Closing Statement to no later than the date that is twelve (12) months following the Closing Date (in which case the terms and procedures set forth in this Section 1.10 shall be applied mutatis mutandis in respect of such accounts receivable and bad debt reserve).
(e)    Following Seller’s receipt from Parent of an Interim Closing Statement, Seller shall be afforded a period of twenty (20) Business Days (the “Review Period”) to review such Interim Closing Statement, during which period Seller shall have the right to inspect the work papers and underlying documents generated by Parent in preparation of the Interim Closing Statement; provided, that such inspection shall be in a manner that does not materially interfere with the normal business operations of Parent. On or prior to the last day of the Review Period, Seller shall deliver to Parent a written statement setting forth in reasonable detail any item(s) which it wishes to dispute, together with the reasons for such dispute in reasonable detail and a list of proposed adjustments. If by the last day of the Review Period, Seller does not so notify Parent or Seller notifies Parent that there are no item(s) it wishes to dispute, such Interim Closing Statement shall be deemed to have been agreed to by the parties and shall be deemed a Final Closing Statement for purposes of this Agreement. If notice is received by Parent as to any item in dispute on or prior to the last day of the Review Period, Parent and Seller shall attempt in good faith to resolve any differences that they may have with respect to any item(s) specified in such notice, and any agreement by them in writing as to any such item shall be final and binding.
(f)    If any item(s) are not agreed in writing between Parent and Seller within twenty (20) Business Days of the delivery to Parent by Seller of the written statement of the dispute, the parties shall submit all item(s) that remain in dispute (“Disputed Items”) to an internationally-recognized, independent firm of certified public accountants mutually acceptable to Parent and Seller (the “Dispute Accountants”), which firm shall not be, or have been in the past two (2) years, the auditor for any party hereto, which Dispute Accountants shall act as experts, and not arbitrators, to resolve the Disputed Items. The Dispute Accountants (i) shall not have any authority to dispute the Accounting Principles which shall be final and binding on the parties hereto, (ii) shall only render a decision on Disputed Items timely submitted hereunder and all other non-Disputed Items shall be considered final and binding for purposes of a Final Net Working Capital and Indebtedness and the Net VIP Amount, and (iii) may not assign a value to any item greater than the greatest value for such item claimed by either party nor less than the smallest value for such item claimed by either party. The Dispute Accountants shall make a determination to resolve the Disputed Items and, thereby, establish the amount of a Final Net Working Capital and Indebtedness and the Net VIP Amount in accordance with this Section 1.10 as soon as practicable, but in any event within thirty (30) Business Days (or such other time as the parties hereto shall agree in writing) after their engagement. During the 30-Business Day review by the Dispute Accountants, Parent and Seller shall each make available to the Dispute Accountants such individuals and such information, books and records as may be reasonably required by the Dispute Accountants in order to make its final determination. Any materials

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submitted by Seller or Parent to the Dispute Accountants, either unilaterally or at the Dispute Accountants’ request, shall be

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simultaneously or promptly thereafter submitted to the other party. Absent manifest error, the determination of the Dispute Accountants as to a Final Net Working Capital and Indebtedness and the Net VIP Amount in accordance with this Section 1.10 shall be final and binding on the parties. Upon the resolution of the Disputed Items by the Dispute Accountants pursuant to this Section
1.10 the fees and expenses of the Dispute Accountants incurred in resolving the disputed matter, if any, shall be paid by Parent, on the one hand, and Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party.
(g)    An Interim Closing Statement, as adjusted to reflect any item(s) agreed, or deemed to have been agreed, between Seller and Parent or finally determined by the Dispute Accountants in accordance with this Section 1.10, shall constitute a “Final Closing Statement” for the purposes of this Agreement. The “Final Net Working Capital and Indebtedness Amount” shall mean the total of the line items shown in any such Final Closing Statement (excluding the Net VIP Amount), and the “Final Net VIP Amount” shall mean the final Net VIP Amount set forth therein (which shall only include the line items shown in the illustrative Net VIP Amount calculation included in the Accounting Principles).
(h)    Following the final and binding determination of each Final Closing Statement and the Final Net Working Capital and Indebtedness Amount and Final Net VIP Amount reflected therein in accordance with this Section 1.10, an adjustment payment shall be made in observation of the following rules:
(i)    if the Final Net Working Capital and Indebtedness Amount of Parent:
(x)    is a greater amount than the Estimated Net Working Capital and Indebtedness Amount of Parent, Seller shall owe to Parent the amount of such difference (the “Positive Parent NWC and Indebtedness Adjustment”);
(y)    is a lesser amount than the Estimated Net Working Capital and Indebtedness Amount of Parent, Parent shall owe to Seller the amount of such different (the “Negative Parent NWC and Indebtedness Adjustment”); and
(z)    is equal to the Estimated Net Working Capital and Indebtedness Amount of Parent, then no amount shall be owed by Seller or Parent under this Section 1.10(h)(i);
(ii)    if the Final Net Working Capital and Indebtedness Amount of Seller:
(x)    is a greater amount than the Estimated Net Working Capital and Indebtedness Amount of Seller, Parent shall owe to Seller the amount of such difference (the “Positive Seller NWC and Indebtedness Adjustment”);
(y)    is a lesser amount than the Estimated Net Working Capital Amount of Seller, Seller shall owe to Parent the amount of such difference (the “Negative Seller NWC and Indebtedness Adjustment”); and

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(z)    is equal to the Estimated Net Working Capital and Indebtedness Amount of Seller, then no amount shall be owed by Seller or Parent under this Section 1.10(h)(ii); and
(iii)    if the Final Net VIP Amount:
(x)    is a greater amount than the Estimated Net VIP Amount, Parent shall owe to Seller the amount of such difference (the “Positive Seller Net VIP Amount Adjustment”);
(y)    is a lesser amount than the Estimated Net VIP Amount, Seller shall owe to Parent the amount of such difference (the “Positive Parent Net VIP Amount Adjustment”); and
(z)    is equal to the Estimated Net VIP Amount, then no amount shall be owed by Seller or Parent under this Section 1.10(h)(iii).
(i)    The parties shall verify whether the balance of any Positive Parent NWC and Indebtedness Adjustment or Negative Parent NWC and Indebtedness Adjustment, on the one hand, and any Positive Seller NWC and Indebtedness Adjustment or Negative Seller NWC and Indebtedness Adjustment, on the other hand, together with any Positive Parent Net VIP Amount Adjustment or Positive Seller Net VIP Amount Adjustment, is in favor of Parent or Seller. If such balance is in favor of Parent, Seller shall pay the balance to Parent by wire transfer of immediately available funds to such account(s) as is specified by Parent in writing. If such balance is in favor of Seller, Parent shall pay the balance to Seller by wire transfer in immediately available funds to such account(s) as specified by Seller in writing.

(j)    Notwithstanding anything in this Agreement to the contrary, if the aggregate amounts paid and/or payable to Seller pursuant to Section 1.10(h) exceed $5,000,000, any payment pursuant to Section 1.10(h) in excess of such amount shall at Parent’s sole election be made either (A) by wire transfer in immediately available funds to such account(s) as is specified by Seller in writing, (B) by issuance of additional shares of Common Stock to Seller (based on a value per share equal to the Transaction Value per Share), or (C) a combination of the foregoing, provided that, if Parent elects to pay Seller in shares of Common Stock pursuant to (B) or (C) and Parent declared any dividend on its Common Stock between the Closing and the date of payment to Seller of the shares of Common Stock pursuant to this Section 1.10, then Parent shall include the amount of any such dividend that would have otherwise been payable with respect to the shares of Common Stock issued to Seller pursuant to this Section 1.10 as part of Parent’s payment to Seller.
ARTICLE II
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
Each of the Company and Seller, joint and severally, represents and warrants to Parent (with all such representations and warranties, where the context permits, being deemed to be

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made as if the Reorganization has occurred prior to making of such representations and warranties), as

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set forth below in this Article II that (except as set forth in the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement):
2.1    Organization and Qualification.
(a)    The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the Republic of the Marshall Islands.
(b)    The Company has the power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders from Governmental Entities (the “Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to the Company. Complete and correct copies of the Fundamental Documents of the Company, as amended and currently in effect, have been heretofore delivered to Parent.
(c)    The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to be material to the Company.
2.2    Subsidiaries.
(a)    The Company does not have any direct or indirect Subsidiaries other than those listed on Exhibit A. Except for the Subsidiaries so listed, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment (in the form of a loan, capital contribution or otherwise) in any other Person.
(b)    Each Subsidiary of the Company that is a corporation, limited partnership or limited liability company is duly incorporated or organized, as the case may be, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization (as listed on Exhibit A).
(c)    Each Subsidiary of the Company has the requisite corporate, partnership or limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary of the Company is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to the Company. Complete and correct copies of the Fundamental

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Documents of each Subsidiary of the Company, as amended and currently in effect, have been heretofore delivered to Parent.

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(d)    Each Subsidiary of the Company is duly qualified or licensed to do business as a foreign corporation, limited partnership or limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to be material to the Company.
2.3    Capitalization.
(a)    Seller owns all of the authorized and outstanding Equity Interests of the Company, free and clear of all Liens. Exhibit A sets forth Seller’s record and beneficial ownership of the outstanding Equity Interests of the Company as of the date hereof and as of immediately prior to the Effective Time.
(b)    The authorized and outstanding Equity Interests of each Subsidiary of such Company are set forth on Exhibit A. The Company owns all of the outstanding Equity Interests of each such Subsidiary, free and clear of all Liens, either directly or indirectly through one or more other Subsidiaries.
(c)    All outstanding Equity Interests of the Company and its Subsidiaries (i) are validly issued, fully paid and non-assessable and (ii) have been issued in compliance with all Legal Requirements and all applicable Fundamental Documents.
(d)    There are no Commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which it is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any Equity Interests of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such Commitment.
(e)    Except as contemplated by this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company or any of its Subsidiaries is a party or by which the Company is bound, with respect to any Equity Interest of the Company or any of its Subsidiaries.
(f)    There is no outstanding Indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which equityholders of such Company or any of its Subsidiaries may vote.
2.4    Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby (including the Merger). The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary action on the part of the Company and the holders of its Equity Interests. This

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Agreement has been duly and validly executed and delivered by the Company, and assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal

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and binding obligation of such Company, enforceable against such Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
2.5    No Conflict; Required Filings and Consents.
(a)    The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Fundamental Documents of the Company or its Subsidiaries, (ii) conflict with or violate any Legal Requirements applicable to the Company or its Subsidiaries, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair any of the Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration, redemption or cancellation of, or result in the creation of a Lien (other than Company Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any Material Company Contracts that the Company or its Subsidiaries are a party to, or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Material Company Contract that the Company or its Subsidiaries are a party to, including any “change in control” or similar provision of any such Contract, except, with respect to clauses (ii),
(iii) or (iv), for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually or in the aggregate, reasonably be expected to be material to the Company.
(b)    Assuming the accuracy of the representations and warranties set forth in Section 3.2(b) and Section 4.5(b), the execution and delivery of this Agreement by the Company does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for the filing and recordation of appropriate merger or other documents as required by the MILLCA and by relevant authorities of other jurisdictions in which the Company is qualified to do business (including the Certificate of Merger), (ii) for the consents, authorizations, clearances, approvals of, filings or registrations with, and the expiration of all waiting periods imposed by, any Governmental Entity listed on Schedule 6.7, (iii) any consents, approvals, authorizations, filings or exemptions in connection with compliance with the Bermuda Companies Act or the rules and regulations of the SEC and Nasdaq, and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to be material to the Company.
2.6    Compliance.
(a)    Neither the Company nor any of its Subsidiaries is in breach or violation of, or in default under (nor has any event occurred which, with notice, lapse of time or both, would result in any breach or violation of, constitute a default under), (i) its Fundamental Documents, (ii) any Legal Requirements, (iii) any rule or regulation of any Governmental Entity, or (iv) any Order applicable to it or any of its properties, except in the case of the foregoing

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clauses (other than clause (i)) as would not, individually or in the aggregate, reasonably be expected to be material to the Company.

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(b)    Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, agent, employee or Affiliate of the Company or any of its Subsidiaries, is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “Foreign Corrupt Practices Act”).
(c)    No action, suit or proceeding by or before any Governmental Entity involving the Company or any of its Subsidiaries or any of the Company Vessels with respect to the money laundering statutes of any jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity, is pending, or to the Knowledge of the Company, threatened.
(d)    Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, agent, employee or Affiliate of the Company or any of its Subsidiaries is currently the subject of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.
2.7    Disclosure Documents. The information with respect to the Company and its Subsidiaries that the Company has supplied or will supply in writing specifically for use in the Proxy Statement or in any other Parent Disclosure Documents (the “Company Disclosure Information”) at the time of the filing thereof or any amendment or supplement thereto and at the time of any distribution or dissemination of the Proxy Statement or any other Parent Disclosure Documents, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
2.8    Financial Statements.
(a)    The financial statements set forth in Schedule 2.8 (the “Financial Statements”) present fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated therein, and, except as indicated in the notes thereto, have been prepared in conformity with IFRS applied on a consistent basis during the periods involved, except that the unaudited interim financial statements were, are or will be subject to normal year-end adjustments which were not or are not expected to be material to the Company.
(b)    The Company maintains a system of internal accounting processes sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
2.9    No Undisclosed Liabilities. The Company and its Subsidiaries have no Liabilities of a nature required to be disclosed on a balance sheet or in the related notes to financial statements

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prepared in accordance with IFRS, except (a) Liabilities provided for in or otherwise disclosed in the most recent balance sheet included in the Financial Statements or in the notes thereto,
(b) Liabilities arising in the Ordinary Course of the Company’s business since the date of such balance sheet that are not, in the aggregate, material to the Company, (c) Liabilities arising under Contracts (other than Liabilities for breach of Contract), (d) Liabilities arising in connection with entering into and consummating the transactions contemplated by this Agreement, and (e) Liabilities disclosed in the disclosure letter delivered by the Company to Parent in connection with the execution of this Agreement.
2.10    Absence of Certain Changes or Events. Since January 1, 2024 (i) the Company and its Subsidiaries have conducted their business in the Ordinary Course, and (ii) there has not been
(x) any Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, or (y) any action taken by the Company or its Subsidiaries which, if it would have been taken after the date of this Agreement, would have required the consent of Parent under Section 5.1(a) through (t).
2.11    Litigation. There are no Proceedings pending or, to the Knowledge of the Company, threatened to which the Company or any of its Subsidiaries or any of their respective directors or officers is or would be a party or of which any of their respective properties or assets is or would be subject at law or in equity, before or by any Governmental Entity, except any such Proceeding which, if resolved adversely to the Company or any of its Subsidiaries, would not, individually or in the aggregate, reasonably be expected to be material to the Company. There is no material unsatisfied judgment, penalty or award against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to any Orders.
2.12    Benefit Plans. Neither Seller, nor the Company nor any of its Subsidiaries, sponsors, maintains, administers, or otherwise contributes to, or has any actual or potential liability or obligation (nor has it ever sponsored, maintained, administered, or otherwise contributed to, or had any actual or potential liability or obligation) with respect to, nor does Seller or the Company have any commitment to create, any Employee Benefit Plan for the benefit of any Proposed Employee or any current independent contractor or employee of the Company or any of its Subsidiaries.
2.13    Labor Matters. Neither the Company nor any of its Subsidiaries has (and at no time has it ever had) any employees. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, (i) there is (A) no grievance or arbitration proceeding arising out of or under collective bargaining agreements pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries and (B) no strike, labor dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, (ii) to the Knowledge of the Company, no union organizing activities are currently taking place concerning the employees of the Company or any of its Subsidiaries and (iii) there has been no violation of any Legal Requirements relating to discrimination in the hiring, promotion or pay of employees, any applicable wage or hour laws concerning the employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to any collective

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bargaining agreement or any other type of collective agreement with any type of local, national or supranational workers’ representatives.

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2.14    Vessels; Property.
(a)    Schedule 2.14(a) sets forth the name, owner, flag state of registration (including any bareboat registration), charterer, International Maritime Organization number and call sign, classification society, year of construction, date of last special survey, capacity (gross tonnage or deadweight tonnage, as specified therein), hull type and date of last drydocking and details of any warranty claims for all of the vessels currently owned by the Company or its Subsidiaries (the “Company Owned Vessels”) or chartered-in by the Company or its Subsidiaries pursuant to sale and leaseback financing and/or bareboat charter arrangements (the “Company Leased Vessels” and, together with the Company Owned Vessels, collectively the “Company Vessels”). Each Company Owned Vessel is owned directly by the applicable Subsidiary of the Company as set forth on Schedule 2.14(a) and such Subsidiary has good and marketable title to the applicable Company Vessel owned by it, free and clear of all Liens (other than Company Permitted Liens). Each Company Owned Vessel listed on Schedule 2.14(a) is duly registered in the name of the Subsidiary that owns it under the laws and regulations and the flag of such Company Owned Vessel’s flag state (as set forth on Schedule 2.14(a)) and no other action is necessary to establish and perfect such Subsidiary’s title to and interest in the applicable Company Owned Vessel as against any charterer or third party.
(b)    Each Company Vessel is (i) adequate and suitable for use by the Company and its Subsidiaries in its business as presently conducted by it in all material respects; (ii) seaworthy in all material respects for hull and machinery insurance warranty purposes and is in good running order and repair; (iii) will, to the extent such Company Vessel is inspected by Parent prior to Closing, as of the Closing Date be in the same condition in all material respects as such Company Vessel was at the time of inspection by Parent, fair wear and tear excepted; (iv) insured against all material risks, and in amounts, consistent with common industry practices; (v) in compliance in all material respects with all applicable Legal Requirements, including, but not limited to MTSA, ISM and ISPS Codes; (vi) certified by a member of the International Association of Classification Societies to be in class, without overdue condition or recommendation, free of average damage affecting such Company Vessel’s class and with classification certificates and national certificates, as well as all other certificates such Company Vessel had at the time of any inspection by Parent, valid and unextended without material condition or recommendation by a classification society and with an unexpired term of at least three (3) months, and (vii) free and clear of arrest and detention. To the Knowledge of the Company, including by reason of classification society reports, any current condition of class or recommendation existing on any Company Vessel, or any current suspension of a Company Vessel from its class is set forth on Schedule 2.14(b).
(c)    Except as set forth on Schedule 2.14(c), no Company Vessel has been grounded or been involved in an underwater collision since the date of such Company Vessel’s last drydocking or, with respect to the m/v Strategic Resolve, since its last underwater inspection (a “Company Vessel Incident”).
(d)    Except as set forth on Schedule 2.14(d), there is no Contract, option or commitment or other right or understanding in favor of, or held by, any Person to acquire any

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Company Vessel (other than such options in favor of the Company’s Subsidiaries), and there is no material Liability, debt or obligation of or claim against any Company Vessel.

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(e)    Since January 1, 2024, (i) there has not been a material partial loss or total loss of or to any of the Company Vessels, whether actual or constructive, (ii) no Company Vessel has been arrested or requisitioned for title or hire and (iii) none of the Company and its Subsidiaries, as a whole, has sustained any material loss or interference with its respective business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or Order.
(f)    The Company and its Subsidiaries, in the aggregate, have good and valid title to, or a valid interest in, all of their respective material tangible personal assets, free and clear of all Liens, other than (i) Company Permitted Liens or (ii) Liens that individually or in the aggregate, do not materially interfere with the ability of the Company or its Subsidiaries to conduct its business as currently conducted.
(g)    Schedule 2.14(g) sets forth a true and correct list of (i) the outstanding Purchase Orders, and management expenses and accounts, for each Company Vessel as of the date of this Agreement, and (ii) all bunker hedges (including the material terms thereof) used by Seller or its Affiliates for each Company Vessel as of the date of this Agreement (collectively, the “Bunker Hedges”). In addition, Schedule 6.16 sets forth a true and correct list of all scheduled voyages in progress at the time of Closing involving Company Vessels (including the duration thereof), and all cargoes fixed which are to be effectuated beyond the Closing Date.
(h)    Neither the Company nor any of its Subsidiaries owns or leases any real property.
2.15    Taxes.
(a)    All material Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries by applicable Tax laws prior to the date hereof have been timely filed. All material Tax Returns filed by the Company or any of its Subsidiaries are true, correct and complete in all material respects. All material Taxes required to be withheld by, or due and payable of the Company and its Subsidiaries (whether or not reflected on any such Returns) have been timely withheld and/or paid in full.
(b)    As of the applicable date of the Financial Statements, neither the Company nor any of its Subsidiaries had any material liability for any unpaid Taxes which was not properly accrued for or reserved on the balance sheets included in the Financial Statements (without taking into account any reserve for deferred taxes).
(c)    There are no material Liens for Taxes with respect to any of the assets or properties of the Company or any of its Subsidiaries (other than Company Permitted Liens).
(d)    Neither the Company nor any of its Subsidiaries has extended the period for the assessment or collection of any material unpaid Tax. No audit or other examination of any Tax Return of the Company or any of its Subsidiaries by any Tax authority is in progress, nor has the Company been notified in writing of any request for such an audit or other examination.

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(e)    Neither the Company nor any of its Subsidiaries (A) is a party to or is bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or

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practice with respect to Taxes (other than with the Company or any of such Subsidiaries or any contract the primary subject matter of which is not Taxes) (including, without limitation, any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Tax authority); (B) is or has ever been a member of an group of companies filing a combined, unitary, consolidated or similar Tax Return; or (C) has any liability for Taxes of any person arising from the application of Treasury Regulation 1.1502-6 or any analogous provision of state, local or foreign law, or a transferee or successor.
(f)    Neither the Company nor any of its Subsidiaries will be required to include in a taxable period ending after the Closing Date any material taxable income attributable to income that accrued, but was not recognized, in a Pre-Closing Tax Period, as a result of a method of accounting adjustment, the installment method of accounting, the long-term contract method of accounting, the cash method of accounting, any comparable provision of state, local, or foreign Tax law, or for any other reason.
(g)    The Company is treated as an association taxable as a corporation for U.S. federal income tax purposes.
(h)    None of the Company or any of its Subsidiaries has taken or agreed to take any action that would (and none of them is aware of any fact, event, agreement, plan or other circumstance that would) prevent the Intended Tax Treatment.
(i)    The Company is not treated as a partnership for U.S. federal income tax purposes.
2.16    Environmental Matters. The Company and its Subsidiaries and their respective properties, assets and operations are in compliance with, and the Company and each of its Subsidiaries hold all permits, authorizations and approvals required under Environmental Laws (as defined below), except to the extent that failure to so comply or to hold such permits, authorizations or approvals would not, individually or in the aggregate, reasonably be expected to be material to the Company. To the Knowledge of the Company, there are no past or present events, conditions, circumstances, activities, practices, actions, omissions or plans that could reasonably be expected to give rise to any material costs or liabilities to the Company or any of its Subsidiaries under, or to interfere with or prevent compliance by the Company or any of its Subsidiaries with, Environmental Laws, in any such case, in a manner that is not materially reflected in current operating costs or budgeted capital expenditures which have been made available to Parent. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, neither the Company nor any of its Subsidiaries (a) is the subject of any investigation, (b) has received any notice or claim, (c) is a party to or affected by any pending or, to the Knowledge of the Company, threatened Proceeding, (d) is bound by any Order or (e) has entered into any agreement, in each case relating to any alleged violation of any Environmental Law or any actual or alleged release or threatened release or cleanup at any location of any Hazardous Materials (as defined below). As used herein, “Environmental Law” means any Legal Requirement relating to health, safety or the protection, cleanup or restoration of the environment or natural resources, including those relating to the distribution, processing, generation, treatment, storage, disposal, transportation, other handling or release or threatened release of Hazardous Materials, and “Hazardous Materials” means any material (including,

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without limitation, pollutants, contaminants, hazardous or toxic substances or wastes) that is regulated by or may give rise to liability under any Environmental Law.
2.17    Brokers. Neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby.
2.18    Agreements, Contracts and Commitments.
(a)    Schedule 2.18(a) sets forth a true, complete and accurate list of all Material Company Contracts in effect as of the date hereof.
(b)    For purposes of this Agreement, the term “Material Company Contracts” shall mean all written Contracts and legally binding oral Contracts, to which the Company or any of its Subsidiaries is, as of the date hereof, a party or by or to which any of the properties or assets of the Company or any of its Subsidiaries are bound, subject or affected:
(i)    providing for payments in any calendar year to or by the Company or any of its Subsidiaries in excess of US$100,000 in the aggregate that is not terminable by the Company or its Subsidiaries without penalty or cost within thirty (30) days or less;
(ii)    under which or in respect of which the Company or any of its Subsidiaries presently has any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of US$100,000;
(iii)    evidences any Indebtedness of the Company or any of its
Subsidiaries;
(iv)    which has the effect of restricting or limiting the Company or any of its Subsidiaries from freely engaging in any business or prohibiting or materially impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted, including any non-competition, no disparagement and non-interference agreements;
(v)    which is a partnership agreement, limited liability company agreement, operating agreement, shareholder agreement or joint venture agreement or any agreement relating to the ownership, voting or disposal of any Equity Interests of any Person;
(vi)    providing for the grant of any preferential rights to purchase or lease any asset of the Company or any of its Subsidiaries or providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company or any of its Subsidiaries;
(vii)    for the chartering or management of any Company Vessel (other than any existing technical management agreement between the Company and its Subsidiaries relating to any Company Vessel);

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(viii)    relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company or any of its Subsidiaries of any operating business or material assets or Equity Interests of any other Person, or the sale of any Company Vessel;
(ix)    obligating the Company or any of its Subsidiaries to make payments, contingent or otherwise, arising out of the prior sale or acquisition of any business, assets or stock to or of any other Person;
(x)    granting or purporting to grant, or otherwise in any way relating to, any interest (including a leasehold interest) in real property;
(xi)    to which any Related Party of the Company is a party or to which any Related Party has an interest in or receives any benefit (in either case whether directly or indirectly);
(xii)    which is a pool agreement, crewing agreement, contract of affreightment, financial lease, sale/leaseback agreement or option contract, in each case with respect to any Company Vessel; and
(xiii)    each ship-sales, memorandum of agreement, bareboat charter or other vessel acquisition Contract for newbuildings and secondhand vessels contracted for by the Company or any of its Subsidiaries, and any other Contracts with respect to any such newbuildings and the financing thereof, including performance guarantees, counter guarantees, refund guarantees, material supervision agreements and material plan verification services agreements.
(c)    True, correct and complete copies of all Material Company Contracts (or written summaries in the case of oral Material Company Contracts) have been provided to Parent prior to the date of this Agreement.
(d)    Each of the Material Company Contracts to which the Company or any of its Subsidiaries is a party is valid, binding, enforceable and in full force and effect with respect to the Company and its Subsidiaries, and to the Knowledge of the Company, the other parties thereto, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, except for any Material Company Contract that has expired or been terminated after the date hereof in accordance with its terms, and except as would not, individually or in the aggregate, be reasonably expected to be material to the Company. Neither such Company (nor its applicable Subsidiary) nor, to the Knowledge of the Company, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Company Contract, and no party to any Material Company Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably expected to be material to the Company.

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2.19    Insurance. The Company and each Subsidiary of the Company that currently owns a Company Vessel maintains, or has caused the technical manager of such Company Vessels to maintain for its benefit as of the date hereof and as of the date of each such Company Vessel’s

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acquisition, insurance or a membership in a mutual protection and indemnity association covering its properties, operations, personnel and businesses as deemed adequate by the Company or its Subsidiary, as the case may be; such insurance or membership insured, insures or will insure against such losses and risks to an extent which is adequate in accordance with customary industry practice to protect such Company Vessels; any such insurance or membership maintained was fully in force at the time of acquisition of such Company Vessels and will continue to be fully in force through the Effective Time; except as set forth on Schedule 2.19, there are no material claims by the Company or any of its Subsidiaries under any insurance policy or instrument as to which any insurance company or mutual protection and indemnity association is denying liability or defending under a reservation of rights clause; neither the Company nor any of its Subsidiaries is currently required to make any material payment, or is aware of any facts that would require the Company or any of its Subsidiaries to make any material payment, in respect of a call by, or a contribution to, any mutual protection and indemnity association; neither the Company nor any of its Subsidiaries has reason to believe that it will not be able to renew or cause to be renewed for its benefit any such insurance or membership in a mutual protection and indemnity association as and when such insurance or membership expires or is terminated.
2.20    Governmental Actions/Filings. The Company and its Subsidiaries has all necessary licenses, permits, franchises, registrations, authorizations, consents and approvals and has made all necessary filings required under any applicable Legal Requirement, and has obtained all necessary licenses, permits, franchises, registrations, authorizations, consents and approvals from other Persons, in order to conduct their respective businesses and to own the applicable Company Owned Vessels and operate the applicable Company Vessels; neither the Company nor any of its Subsidiaries is in violation of, or in default under, or has received notice of any proceedings relating to revocation or modification of, any such license, permits, franchises, registrations, authorizations, consent or approval or any Legal Requirements or any Order applicable to the Company or any of its Subsidiaries, except where such violation, default, revocation or modification would not, individually or in the aggregate, reasonably be expected to be material to the Company.
2.21    Related Party Transactions. Except as set forth on Schedule 2.21 or otherwise contemplated by this Agreement, no Related Party of the Company or any of its Subsidiaries (i) is a party to any Contract, or has otherwise entered into any transaction, understanding or arrangement, with the Company or any of its Subsidiaries or (ii) owns any property or right, tangible or intangible, which is used by the Company or any of its Subsidiaries.
2.22    Indebtedness. Other than intercompany Indebtedness that will be settled prior to Closing, the outstanding Indebtedness of the Company and its Subsidiaries as of September 30, 2024 and as of December 31, 2024, respectively, does not exceed the amount set forth as of such date on Schedule 2.22, and there has not occurred and still existing any uncured default or event of default under any Contract evidencing outstanding Indebtedness of such Company and its Subsidiaries.
2.23    No Other Representations or Warranties. Other than the representations and warranties expressly contained in this Article II, the Company makes no other representations or

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warranties, express or implied, relating to the Company or any of its Subsidiaries, the transactions

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contemplated hereby or any other matters, and any such other representation or warranty is hereby disclaimed.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Parent as set forth below in this Article III that:
3.1    Organization; Authority Relative to this Agreement. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the Marshall Islands. Seller has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby (including the Merger). The execution and delivery of this Agreement and the consummation by Seller of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller, and assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
3.2    No Conflict; Required Filings and Consents.
(a)    The execution and delivery of this Agreement by Seller does not, and the performance of Seller’s obligations under this Agreement shall not, (i) conflict with or violate the Fundamental Documents of Seller, (ii) conflict with or violate any Legal Requirements applicable to Seller, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or result in the creation of a Lien (other than Company Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any Contracts to which Seller is a party, or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any such Contract to which Seller is a party, including any “change in control” or similar provision of any such Contract to which Seller is a party, except, with respect to clauses (ii), (iii) and (iv) for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that are disclosed in the disclosure letter delivered by the Company to Parent hereunder or that would not, individually or in the aggregate, reasonably be expected to be material to the Company or prevent consummation of the Merger or otherwise prevent Seller from performing its obligations under this Agreement.
(b)    Assuming the accuracy of the representations and warranties set forth in Section 2.5(b) and Section 4.5(b), the execution and delivery of this Agreement by Seller does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which Seller is licensed or qualified to do business,
(ii) consents, authorizations, clearances, approvals of, filings or registrations with, and the

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expiration of all waiting periods imposed by, any Governmental Entity listed on Schedule 6.7,
(iii) any consents, approvals, authorizations, filings or exemptions in connection with compliance with the Bermuda Companies Act or the rules and regulations of the SEC and Nasdaq, and
(iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to be material to the Company or prevent consummation of the Merger or otherwise prevent Seller from performing its obligations under this Agreement.
3.3    Investment.
(a)    Seller is acquiring the shares of capital stock pursuant to the Merger for investment for its own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act and, except for the transactions contemplated by the Investor and Registration Rights Agreement, it does not have any present intention to transfer such shares to any other person or entity and it shall not assign, encumber or dispose of any interest in such shares except in compliance with applicable securities laws.
(b)    Seller understands that the shares of capital stock issued pursuant to the Merger have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Seller’s investment intent as expressed herein.
(c)    Seller understands that the shares of capital stock issued pursuant to the Merger are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, it must hold such shares indefinitely unless the sale, transfer or other disposition of such shares is registered with the SEC or qualified for an exemption from such registration requirements.
(d)    Seller understands that any book entry positions or certificates representing the shares of capital stock issued pursuant to the Merger shall bear the following legends.
THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOTSUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THESE SHARES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNTOR OTHER LOAN SECURED BY SUCH SECURITIES.

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3.4    Title to Units. Seller has good and valid title to all of the outstanding Equity Interests of the Company, free and clear of all Liens (other than restrictions on transfer under applicable securities laws).
3.5    Disclosure Documents. The information with respect to Seller and its Subsidiaries that Seller has supplied or will supply in writing specifically for use in the Proxy Statement or in any other Parent Disclosure Documents (the “Seller Disclosure Information”) at the time of the filing thereof or any amendment or supplement thereto and at the time of any distribution or dissemination of the Proxy Statement or any other Parent Disclosure Documents, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
3.6    No Other Representations or Warranties. Other than the representations and warranties expressly contained in Article II and this Article III, Seller makes no other representations or warranties, express or implied, relating to the Company or any of its Subsidiaries, the transactions contemplated hereby or any other matters, and any such other representation or warranty is hereby disclaimed.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT
Parent represents and warrants to the Company and Seller as set forth below in this Article IV that (except as set forth in the disclosure letter delivered by Parent to the Company prior to the execution of this Agreement and except as disclosed in the Parent SEC Reports filed with or furnished to the SEC during the period beginning on or after January 1, 2023 and ending two
(2) days prior to the date of this Agreement (other than any risk factor disclosures or other similar cautionary or predictive statements therein)):
4.1    Organization and Qualification.
(a)    Parent is an exempted company limited by shares duly incorporated, validly existing and in good standing under the laws of Bermuda.
(b)    Parent has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Parent is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to Parent.
(c)    Parent is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to be material to Parent.

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(d)    Each of the Certificate of Incorporation of the Parent, as amended, and the Bye-laws of the Parent, each filed as an exhibit to Parent’s annual report filed on Form 10-K on February 4, 2015, is currently in effect, true and complete and has not been amended, supplemented or otherwise modified as of the date hereof.
4.2    Subsidiaries.
(a)    Parent does not have any direct or indirect Subsidiaries other than those listed in Schedule 4.2(a). Except for the Subsidiaries so listed, Parent does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment (in the form of a loan, capital contribution or otherwise) in any other Person.
(b)    Each Subsidiary of Parent that is a corporation, limited partnership or limited liability company is duly incorporated or organized, as the case may be, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization (as listed in Schedule 4.2(a)).
(c)    Each Subsidiary of Parent has the requisite corporate, partnership or limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary of Parent is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to Parent.
(d)    Each Subsidiary of Parent is duly qualified or licensed to do business as a foreign corporation, limited partnership or limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to be material to Parent.
4.3    Capitalization.
(a)    As of the date of this Agreement, the authorized capital stock of Parent consists of US$10,100 divided into 100,000,000 shares of Common Stock, and 1,000,000 shares of Preferred Stock. As of the date of this Agreement, 46,902,091 shares of Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, and no shares of Preferred Stock are issued and outstanding.
(b)    The authorized and outstanding Equity Interests of each Subsidiary of Parent are set forth in Schedule 4.3(b). Parent owns all of the outstanding Equity Interests of each Subsidiary, free and clear of all Liens (other than Parent Permitted Liens), either directly or indirectly through one or more other Subsidiaries.

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(c)    All outstanding Equity Interests of Parent and its Subsidiaries have been, and, upon issuance, all shares of Common Stock to be issued to Seller pursuant to this Agreement will be (i) validly issued, fully paid and non-assessable, free of preemptive or similar rights in respect thereto, and (ii) issued in compliance with all Legal Requirements and all applicable Fundamental Documents. Assuming the accuracy of the representations and warranties set forth in Section 3.3, the offer and sale of the Common Stock to Seller pursuant to this Agreement shall be qualified or exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all applicable state securities laws.
(d)    Except as set forth on Schedule 4.3(d), there are no Commitments or agreements of any character to which Parent or any of its Subsidiaries is a party or by which it is bound obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any Equity Interests of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such Commitment.
(e)    Except as contemplated by this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which Parent or any of its Subsidiaries is a party or by which Parent is bound, with respect to any Equity Interest of Parent or any of its Subsidiaries.
(f)    There is no outstanding Indebtedness of Parent or any of its Subsidiaries having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which the equityholders of Parent or any of its Subsidiaries may vote.
4.4    Authority Relative to this Agreement. Parent and Merger Sub have all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby (including the Merger) other than the approval of the Parent’s shareholders pursuant to Rule 5635(a)(2) of Nasdaq (such approval, the “Parent Shareholder Approval”). Except for the Parent Shareholder Approval, the execution and delivery of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. No vote of Parent’s shareholders is required to enter into this Agreement and, other than the Parent Shareholder Approval, consummate the transactions contemplated by this Agreement. The Parent Board has unanimously (A) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Parent and its shareholders, and (B) declared advisable this Agreement and the transactions contemplated hereby, including the Merger, which resolutions have not been subsequently rescinded, modified or amended in any respect. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or

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other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

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4.5    No Conflict; Required Filings and Consents.
(a)    The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub shall not,
(i) contravene, conflict with or result in any violation or breach of the Fundamental Documents of Parent or Parent’s Subsidiaries, (ii) contravene, conflict with or result in any violation of any Legal Requirements applicable to Parent or Parent’s Subsidiaries, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration, redemption or cancellation of, or result in the creation of a Lien (other than Parent Permitted Liens) on any of the properties or assets of Parent or any of its Subsidiaries pursuant to, any material Contracts, or
(iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any material Contract, including any “change in control” or similar provision of any such Contract, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually or in the aggregate, reasonably be expected to be material to Parent.
(b)    Assuming the accuracy of the representations and warranties set forth in Section 2.5(b) and Section 3.2(b), the execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) the filing and recordation of appropriate merger or other documents as required by the MILLCA and by relevant authorities of other jurisdictions in which Parent or Merger Sub is qualified to do business (including the Certificate of Merger), (ii) for the consents, authorizations, clearances, approvals of, filings or registrations with, and the expiration of all waiting periods imposed by, any Governmental Entity listed on Schedule 6.7, (iii) any consents, approvals, authorizations, filings or exemptions in connection with compliance with the Bermuda Companies Act, the Bermuda Exchange Control Act and associated rules and regulations, or the rules and regulations of the SEC and Nasdaq and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to be material to Parent.
4.6    Compliance.
(a)    Except as set forth on Schedule 4.6(a), neither Parent nor any of its Subsidiaries is in breach or violation of, or in default under (nor has any event occurred which, with notice, lapse of time or both, would result in any breach or violation of, constitute a default under), (i) its Fundamental Documents, (ii) any Legal Requirements, (iii) any rule or regulation of any Governmental Entity, or (iv) any Order applicable to it or any of its properties, except in the case of the foregoing clauses (other than clause (i)) as would not, individually or in the aggregate, reasonably be expected to be material to Parent.
(b)    Neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any director, officer, agent, employee or Affiliate of Parent or any of its Subsidiaries is aware of

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or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act.

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(c)    No action, suit or proceeding by or before any Governmental Entity involving Parent or any of its Subsidiaries or any of the Parent Vessels with respect to the money laundering statutes of any jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity, is pending, or to the Knowledge of Parent, threatened.
(d)    Neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any director, officer, agent, employee or Affiliate of Parent or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.
4.7    SEC Filings; Financial Statements.
(a)    Since January 1, 2023, Parent has filed with or furnished to the SEC all reports, registration statements, forms, statements, prospectuses, schedules and other documents, together with any amendments thereto, required to be filed under the Securities Act and the Exchange Act (all such reports, registration statements and documents are collectively referred to herein as the “Parent SEC Reports”). As of their respective filing dates (or if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Parent SEC Report was prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and each Parent SEC Report filed subsequent to the date of this Agreement and prior to the earlier of the Effective Time and the termination of this Agreement will comply on its face as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports.
(b)    As of their respective filing dates (or if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Parent SEC Report did not, and each Parent SEC Report filed subsequent to the date of this Agreement and prior to the earlier of Effective Time and the termination of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that the foregoing does not apply to statements in or omissions in the Company Disclosure Information or Seller Disclosure Information, as applicable.
(c)    The financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position, results of operations and cash flows of Parent and its Subsidiaries as of the dates and for the periods indicated therein, except that the unaudited interim financial statements were, are or will be subject to normal year-end adjustments which were not or are not expected to be material to Parent.

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(d)    Parent and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002. Parent maintains a system of internal

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accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(e)    Since January 1, 2023, Parent has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq, and has not since January 1, 2023 received any notice asserting any non-compliance with the listing requirements of Nasdaq.
4.8    No Undisclosed Liabilities. Parent and its Subsidiaries have no Liabilities of a nature required to be disclosed on a balance sheet or in the related notes to financial statements prepared in accordance with U.S. GAAP, except (a) Liabilities provided for in or otherwise disclosed in the most recent balance sheet included in the financial statements referenced in Section 4.7 or in the notes thereto, (b) Liabilities arising in the Ordinary Course of Parent’s business since the date of such balance sheet, that are not, in the aggregate, material to Parent, (c) Liabilities arising under Contracts (other than Liabilities for breach of Contract), (d) Liabilities arising in connection with entering into and consummating the transactions contemplated by this Agreement, and (e) Liabilities disclosed in the disclosure letter delivered by Parent to the Company in connection with the execution of this Agreement.
4.9    Disclosure Documents. The information with respect to Parent and its Subsidiaries that Parent has supplied or will supply in writing specifically for use in the Proxy Statement or in any other Parent Disclosure Documents (the “Parent Disclosure Information”) at the time of the filing thereof or any amendment or supplement thereto and at the time of any distribution or dissemination of the Proxy Statement or any other Parent Disclosure Documents, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
4.10    Absence of Certain Changes or Events. Since January 1, 2024 (i) Parent and its Subsidiaries have conducted their business in the Ordinary Course, and (ii) there has not been
(x) any Material Adverse Effect on Parent and its Subsidiaries, taken as a whole or (y) any action taken by Parent or its Subsidiaries which, if it would have been taken after the date of this Agreement, would have required the consent of the Company under Section 5.2(a) through (e).
4.11    Litigation. Except as set forth on Schedule 4.11, there are no Proceedings pending or, to the Knowledge of Parent, threatened to which Parent or any of its Subsidiaries or any of their respective directors or officers is or would be a party or of which any of their respective properties or assets is or would be subject at law or in equity, before or by any Governmental Entity, except any such Proceeding which, if resolved adversely to Parent or any Subsidiary, would not, individually or in the aggregate, reasonably be expected to be material to Parent. There is no material unsatisfied judgment, penalty or award against Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries is subject to any Orders.

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4.12    Vessels; Property.
(a)    Schedule 4.12(a) sets forth the name, owner, flag state of registration (including any bareboat registration), charterer, International Maritime Organization number and call sign, classification society, year of construction, date of last special survey, capacity (gross tonnage or deadweight tonnage, as specified therein), hull type and date of last drydocking and details of any warranty claims for all of the vessels currently owned by Parent and its Subsidiaries (the “Parent Owned Vessels”) or chartered-in by Parent or its Subsidiaries pursuant to sale and leaseback financing and/or bareboat charter arrangements (the “Parent Leased Vessels” and, together with the Parent Owned Vessels, collectively the “Parent Vessels”). Each Parent Owned Vessel is owned directly by the applicable Subsidiary of Parent as set forth on Schedule 4.12(a) and such Subsidiary of Parent has good and marketable title to the applicable Parent Vessel owned by it, free and clear of all Liens (other than Parent Permitted Liens). Each Parent Owned Vessel listed on Schedule 4.12(a) is duly registered in the name of the Subsidiary that owns it under the laws and regulations and the flag of such Parent Owned Vessel’s flag state (as set forth on Schedule 4.12(a)) and no other action is necessary to establish and perfect such Subsidiary’s title to and interest in the applicable Parent Owned Vessel as against any charterer or third party.
(b)    Except as set forth on Schedule 4.12(b), each Parent Vessel is (i) adequate and suitable for use by Parent and its Subsidiaries in its business as presently conducted by it in all material respects; (ii) seaworthy in all material respects for hull and machinery insurance warranty purposes and is in good running order and repair; (iii) insured against all material risks, and in amounts, consistent with common industry practices; (iv) in compliance in all material respects with all applicable Legal Requirements, including, but not limited to MTSA, ISM and ISPS Codes; (vi) certified by a member of the International Association of Classification Societies to be in class, without overdue condition or recommendation, free of average damage affecting such Parent Vessel’s class and with classification certificates and national certificates, as well as all other certificates such Parent Vessel had at the time of this Agreement, valid and unextended without material condition or recommendation by a classification society and with an unexpired term of at least three (3) months, and (vii) free and clear of arrest and detention. To the Knowledge of Parent, including by reason of classification society reports, any current condition of class or recommendation existing on any Parent Vessel, or any current suspension of a Parent Vessel from its class is set forth on Schedule 4.12(b).
(c)    Except as set forth on Schedule 4.12(c), no Parent Vessel has been grounded or been involved in an underwater collision since the date of such Parent Vessel’s last drydocking (a “Parent Vessel Incident”).
(d)    There is no Contract, option or commitment or other right or understanding in favor of, or held by, any Person to acquire any Parent Vessel, and there is no material Liability, debt or obligation of or claim against any Parent Vessel.
(e)    Since January 1, 2024, (i) there has not been a material partial loss or total loss of or to any of the Parent Vessels, whether actual or constructive, (ii) no Parent Vessel has been arrested or requisitioned for title or hire and (iii) none of Parent and its Subsidiaries, as a whole, has sustained any material loss or interference with its respective business from fire,

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explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or Order.
(f)    Parent and its Subsidiaries, in the aggregate, have good and valid title to, or a valid interest in, all of their respective material tangible personal assets, free and clear of all Liens, other than (i) Parent Permitted Liens or (ii) Liens that individually or in the aggregate, do not materially interfere with the ability of Parent or its Subsidiaries to conduct its business as currently conducted.
4.13    Taxes.
(a)    All material Tax Returns required to be filed by or on behalf of Parent or any of its Subsidiaries by applicable Tax laws prior to the date hereof have been timely filed. All material Tax Returns filed by Parent or any of its Subsidiaries are true, correct and complete in all material respects. All material Taxes required to be withheld by, or due and payable of, Parent and its Subsidiaries (whether or not reflected on any such Returns) have been timely withheld and/or paid in full.
(b)    As of the applicable date of the latest Parent SEC Report, neither Parent nor any of its Subsidiaries had any material liability for any unpaid Taxes which was not properly accrued for or reserved on Parent’s balance sheets included in such Parent SEC Report (without taking into account any reserve for deferred taxes).
(c)    There are no material Liens for Taxes with respect to any of the assets or properties of Parent or any of its Subsidiaries (other than Parent Permitted Liens).
(d)    Neither Parent nor any Subsidiary has extended the period for the assessment or collection of any material unpaid Tax. No audit or other examination of any Tax Return of Parent or any of its Subsidiaries by any Tax authority is in progress, nor has Parent been notified in writing of any request for such an audit or other examination.
(e)    Neither Parent nor any of its Subsidiaries (A) is a party to or is bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (other than with Parent or any such Subsidiaries or any contract the primary subject matter of which is not Taxes) (including, without limitation, any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Tax authority); (B) is or has ever been a member of an group of companies filing a combined, unitary, consolidated or similar Tax Return; or (C) has any liability for Taxes of any person arising from the application of Treasury Regulation 1.1502-6 or any analogous provision of state, local or foreign law, or a transferee or successor.
(f)    Neither Parent nor any of its Subsidiaries will be required to include in a taxable period ending after the Closing Date any material taxable income attributable to income that accrued, but was not recognized, in a Pre-Closing Tax Period, as a result of a method of accounting adjustment, the installment method of accounting, the long-term contract method of accounting, the cash method of accounting, any comparable provision of state, local, or foreign Tax law, or for any other reason.

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(g)    Parent and Merger Sub are each treated as an association taxable as a corporation for U.S. federal income tax purposes.
(h)    None of Parent or any of its Subsidiaries has taken or agreed to take any action that would (and none of them is aware of any fact, event, agreement, plan or other circumstance that would) prevent the Intended Tax Treatment.
4.14    Environmental Matters. Parent and its Subsidiaries and their respective properties, assets and operations are in compliance with, and Parent and each of its Subsidiaries hold all permits, authorizations and approvals required under, Environmental Laws, except to the extent that failure to so comply or to hold such permits, authorizations or approvals would not, individually or in the aggregate, reasonably be expected to be material to Parent. To the Knowledge of Parent, there are no past or present events, conditions, circumstances, activities, practices, actions, omissions or plans that could reasonably be expected to give rise to any material costs or liabilities to Parent or any Subsidiary under, or to interfere with or prevent compliance by Parent or any Subsidiary with, Environmental Laws, in any such case, in a manner that is not materially reflected in current operating costs or budgeted capital expenditures which have been made available to the Company and Seller. Except as set forth on Schedule 4.14 or would not, individually or in the aggregate, reasonably be expected to be material to Parent, neither Parent nor any of its Subsidiaries (a) is the subject of any investigation, (b) has received any notice or claim, (c) is a party to or affected by any pending or, to the Knowledge of Parent, threatened Proceeding, (d) is bound by any Order or (e) has entered into any agreement, in each case relating to any alleged violation of any Environmental Law or any actual or alleged release or threatened release or cleanup at any location of any Hazardous Materials.
4.15    Brokers. Except as to the advisor fees set forth in Schedule 4.15, neither Parent nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby.
4.16    Insurance. Parent and each Subsidiary of Parent that currently owns a Parent Vessel maintains, or has caused the technical manager of the Parent Vessels to maintain for its benefit as of the date hereof and as of the date of each Parent Vessel’s acquisition, insurance or a membership in a mutual protection and indemnity association covering its properties, operations, personnel and businesses as deemed adequate by Parent or its Subsidiary, as the case may be; such insurance or membership insured, insures or will insure against such losses and risks to an extent which is adequate in accordance with customary industry practice to protect the Parent Vessels; any such insurance or membership maintained was fully in force at the time of acquisition of such Parent Vessels and will continue to be fully in force through the Effective Time; there are no material claims by Parent or any of its Subsidiaries under any insurance policy or instrument as to which any insurance company or mutual protection and indemnity association is denying liability or defending under a reservation of rights clause; neither Parent nor any of its Subsidiaries is currently required to make any material payment, or is aware of any facts that would require Parent or any Subsidiary to make any material payment, in respect of a call by, or a contribution to, any mutual protection and indemnity association; and neither Parent

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nor any of its Subsidiaries has reason to believe that it will not be able to renew or cause to be renewed for its benefit any such insurance

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or membership in a mutual protection and indemnity association as and when such insurance or membership expires or is terminated.
4.17    Governmental Actions/Filings. Each of Parent and its Subsidiaries has all necessary licenses, permits, franchises, registrations, authorizations, consents and approvals and has made all necessary filings required under any applicable Legal Requirement, and has obtained all necessary licenses, permits, franchises, registrations, authorizations, consents and approvals from other Persons, in order to conduct their respective businesses and to own the Parent Owned Vessels and operate the Parent Vessels; neither Parent nor any of its Subsidiaries is in violation of, or in default under, or has received notice of any proceedings relating to revocation or modification of, any such license, permits, franchises, registrations, authorizations, consent or approval or any Legal Requirements or any Order applicable to Parent or any of its Subsidiaries, except where such violation, default, revocation or modification would not, individually or in the aggregate, reasonably be expected to be material to Parent.
4.18    Related Party Transactions. Except as contemplated by this Agreement or as disclosed in the SEC Reports, no Related Party of Parent or any of its Subsidiaries (i) is a party to any Contract, or has otherwise entered into any transaction, understanding or arrangement, with Parent or any of its Subsidiaries or (ii) owns any property or right, tangible or intangible, which is used by Parent or any of its Subsidiaries.
4.19    Indebtedness. The outstanding Indebtedness of Parent and its Subsidiaries as of September 30, 2024 does not exceed the amount set forth on Schedule 4.19, and there has not occurred and still existing any uncured default or event of default under any Contract evidencing outstanding Indebtedness of Parent and its Subsidiaries that is described in subclauses (a), (b) or
(g) of the definition of Indebtedness.
4.20    Aging of Receivables. The accounts receivable trial balance information set forth on Schedule 4.20 with respect to the aging of Parent’s receivables is true and correct in all material respects.
4.21    No Other Representations or Warranties. Other than the representations and warranties expressly contained in this Article IV, Parent makes no other representations or warranties, express or implied, relating to Parent or any of its Subsidiaries, the transactions contemplated hereby or any other matters, and any such other representation or warranty is hereby disclaimed.
ARTICLE V
CONDUCT PRIOR TO THE EFFECTIVE TIME
5.1    Conduct of Business by the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, other than with respect to the Reorganization, the Company shall and shall cause its Subsidiaries to, except to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), carry on their businesses in the usual, regular and Ordinary Course, in substantially the same manner as

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heretofore conducted, and use their commercially reasonable efforts to (i) preserve substantially intact their present

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business organization, (ii) keep available the services of their present officers and key employees, consultants and managers (provided that they shall not be obligated to increase the compensation of, or make any other payments or grant any concessions to, such Persons), (iii) keep in full force and effect all of their material insurance policies and (iv) preserve their relationships with significant customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings (provided, that they shall not be obligated to make any payments or grant any concessions to such Persons other than payments in the Ordinary Course). Furthermore, except as required or permitted by the terms of this Agreement, or as set forth in Schedule 5.1, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall not, and shall cause its Subsidiaries not to, do any of the following:
(a)    Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any Equity Interests or split, combine or reclassify any Equity Interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any Equity Interests, in each case that would (i) cause a default or event of default under any Contract evidencing outstanding Indebtedness of the Company or its Subsidiaries, or (ii) not permit Seller to make a Minimum Required Contribution pursuant to Section 7.2(e);
(b)    Purchase, redeem or otherwise acquire, directly or indirectly, any Equity
Interests;
(c)    Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any Equity Interests or any securities convertible into or exchangeable for Equity Interests, or subscriptions, rights, warrants or options to acquire any Equity Interests or any securities convertible into or exchangeable for Equity Interests, or enter into other agreements or commitments of any character obligating it to issue any such securities or interests or convertible or exchangeable securities or interests;
(d)    Except to the extent required to comply with its obligations hereunder or applicable Legal Requirements, amend its Fundamental Documents;
(e)    Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any vessels or any material assets, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services;
(f)    Sell, lease, license, charter, encumber or otherwise dispose of any vessels or other properties or assets, except for (i) the time-chartering of vessels to customers at market rates in the Ordinary Course so long as the duration of any such charter does not exceed six (6)

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months and notice thereof (together with a complete copy of the relevant charter) is promptly provided to Parent, and (ii) Company Permitted Liens;

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(g)    (A) Incur any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, (B) make any loans, advances or capital contributions to, or investments in, any other Person (other than pursuant to any Material Company Contract existing as of the date hereof), or (C) repay or satisfy any Indebtedness other than repayment of Indebtedness in accordance with the terms thereof;
(h)    Adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement, pay any special bonus or special remuneration to any director, officer, employee or consultant, or, increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except to the extent required to comply with any applicable Legal Requirement; provided, that the Company shall be permitted to increase salaries or wage rates or fringe benefits (including rights to severance or indemnification) and pay regular bonuses to its directors, officers, employees or consultants in the Ordinary Course;
(i)    Grant any severance, retention or termination pay to any officer, employee or consultant except pursuant to applicable Legal Requirements, or adopt any new severance plan, agreement or arrangement, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;
(j)    Except in the Ordinary Course, pay, discharge, settle or satisfy any claims, Liabilities or obligations other than (i) such payment, discharge, settlement or satisfaction that does not exceed US$100,000 for any individual claim, Liability or obligation and US$500,000 in the aggregate, or (ii) Liabilities recognized or disclosed in the Financial Statements;
(k)    Modify, amend or terminate any Material Company Contract, or waive, delay the exercise of, release or assign any material rights or claims thereunder, in each case outside the Ordinary Course;
(l)    Except as required by IFRS, revalue any of its assets or make any change in accounting methods, principles or practices;
(m)    Enter into any material Contract outside the Ordinary Course;
(n)    Depart from any normal drydock and maintenance practices or discontinue replacement of spares in operating any vessel;
(o)    Defer any scheduled maintenance on any vessel;
(p)    Settle any Proceeding;
(q)    Make or rescind any material Tax elections, settle or compromise any material income tax liability, agree to any extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, surrender any right to claim a refund, or,

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except as required by applicable Legal Requirement, materially change any method of accounting for Tax purposes or prepare or file any Tax Return in a manner inconsistent with past practice;
(r)    Make more than US$250,000 of capital expenditures, in the aggregate;
(s)    Enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, managers, consultants, stockholders, equityholders or Affiliates other than the payment of salary and benefits in the Ordinary Course; or
(t)    Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 5.1(a) through (s).
5.2    Conduct of Business by Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Parent shall and shall cause its Subsidiaries to, except to the extent that the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), carry on their businesses in the usual, regular and Ordinary Course, in substantially the same manner as heretofore conducted, and use their commercially reasonable efforts to (i) preserve substantially intact their present business organization, (ii) keep available the services of their present officers and key employees, consultants and managers (provided that they shall not be obligated to increase the compensation of, or make any other payments or grant any concessions to, such Persons), (iii) keep in full force and effect all of their material insurance policies and (iv) preserve their relationships with significant customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings (provided, that they shall not be obligated to make any payments or grant any concessions to such Persons other than payments in the Ordinary Course). Furthermore, except as required or permitted by the terms of this Agreement, or as set forth in Schedule 5.2, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Parent shall not, and shall cause its Subsidiaries not to, do any of the following:
(a)    Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any Equity Interests, other than regular cash dividends in the ordinary course of business consistent with past practice in an amount not to exceed US$0.10 per share of Common Stock per quarter (adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Common Stock outstanding after the date hereof);
(b)    Purchase, redeem or otherwise acquire, directly or indirectly, any Equity
Interests;
(c)    Issue any Equity Interests, other than the issuance of Common Stock or other Equity Interests in connection with the Equity Incentive Plan; or

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(d)    Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 5.2(a) through (d).

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5.3    Exclusivity. From the date of this Agreement until its termination pursuant to Section 10.1, neither Seller nor the Company nor any of its Subsidiaries shall, and such Persons shall use reasonable best efforts to cause each of their respective officers, directors, Affiliates, managers, consultant, employees, representatives and agents not to, directly or indirectly, (a) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning any Alternative Transaction, (b) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction or (c) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions involving the Company or any of its Subsidiaries (other than the Merger): (i) any merger, consolidation, share exchange, business combination or other similar transaction, or (ii) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of the Company or any of its Subsidiaries or any class or series of Equity Interests of the Company or any of its Subsidiaries in a single transaction or series of transactions. In the event that there is an unsolicited proposal for, or an indication of a serious interest in entering into, an Alternative Transaction, communicated in writing to Seller or the Company or any of their respective Affiliates, representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within one (1) Business Day after receipt) advise the other parties to this Agreement orally and in writing of any Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the person making any such Alternative Proposal.
ARTICLE VI
ADDITIONAL AGREEMENTS
6.1    Public Announcements. Prior to the Effective Time, Seller, the Company and any of its Subsidiaries, on the one hand, and Parent and its respective Subsidiaries, on the other hand, shall consult with each other before issuing any press release or public statement or making any other public disclosure related to this Agreement and the transactions contemplated hereby and will not issue any such press release or public statement or make any other public disclosure without the prior written consent of the other; provided that nothing in this Section 6.1 shall be deemed to prohibit any party hereto from making any disclosure necessary in order to satisfy such party’s disclosure obligations imposed by any Legal Requirements or any stock exchange, in which case, the party making such determination will, if practicable in the circumstances, use reasonable commercial efforts to allow the other parties reasonable time to comment on such disclosure in advance of its issuance. Notwithstanding the foregoing, the parties hereto each hereby consent to the filing of Parent’s Form 8-K on the date of this Agreement in the form previously provided by Parent to Seller, and to the filing, furnishing, distribution or dissemination of any other Parent Disclosure Documents by Parent.
6.2    Access; Inspection.
(a)    Subject to applicable Legal Requirements and the Confidentiality and Nondisclosure Agreement, dated as of February 15, 2024, between Parent and M.T. Maritime Management (USA) LLC (the “Confidentiality Agreement”), Seller will, and will cause the Company and its Subsidiaries to, afford Parent and its financial advisors, accountants, counsel

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and other representatives reasonable access during normal business hours, upon reasonable notice, to

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the properties, books, records and personnel of the Company and its Subsidiaries during the period prior to the Closing to obtain all information concerning the business, properties, results of operations and personnel of the Company and its Subsidiaries (including physical inspection of Company Vessels), as Parent may reasonably request. No information or knowledge obtained by Parent in any investigation pursuant to this Section 6.2 will affect or be deemed to modify any representation or warranty contained herein.
(b)    Subject to applicable Legal Requirements and the Confidentiality Agreement, Parent will, and will cause its Subsidiaries to, afford the Company and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent and its Subsidiaries during the period prior to the Closing to obtain all information concerning the business, properties, results of operations and personnel of Parent and its Subsidiaries, as the Company may reasonably request.
(c)    Notwithstanding anything to the contrary in this Agreement, neither the Company nor Parent (nor any of their respective Subsidiaries) shall be required to provide the access described in sub-clauses (a) and (b) above or disclose any information if doing so is reasonably likely to (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (ii) violate any Contract to which it is a party or to which it is subject or applicable Legal Requirements.
6.3    Takeover Laws. Parent, Seller and the Company and their respective boards of directors or other governing bodies shall grant such approvals and take all actions necessary so that no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or similar provision contained in or may be contained in its Fundamental Documents is or may become applicable to this Agreement or the Investor and Registration Rights Agreement or to the transactions contemplated hereby.
6.4    Stock Exchange Listing. Parent shall take all actions, and do all things, necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to ensure that the shares of Common Stock to be issued to Seller pursuant to this Agreement are approved for listing on Nasdaq prior to or as of the Effective Time.
6.5    Commercially Reasonable Efforts.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, Seller, the Company, Parent and the Merger Sub shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article VII to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings with Governmental Entities,

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including certain Parent Disclosure Documents, (iii) the obtaining of all consents, approvals or waivers from third

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parties required as a result of the transactions contemplated in this Agreement, (iv) the defending of any Proceedings, whether judicial or administrative, concerning this Agreement and the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.
(b)    Subject to applicable Legal Requirements relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, Seller, the Company and any of its Subsidiaries, on the one hand, and Parent and its Subsidiaries, on the other hand, and their respective advisors, shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby.
6.6    Directors’ and Officers’ Indemnification and Liability Insurance.
(a)    Parent agrees that after the Closing, all rights to indemnification of an officer or director set forth in the Fundamental Documents of the Company and its Subsidiaries and, to the extent in effect as of the date hereof, any directors’ and officers’ liability insurance policy maintained by the Company and its Subsidiaries, shall be maintained and shall not be amended, repealed or otherwise modified and shall continue in full force and effect in accordance with their terms for a period of six (6) years from the Closing Date; provided, however, that Parent shall not be required to maintain any such insurance policy if the cost of such insurance policy exceeds two (2) times the current annual premium for such policy.
(b)    The provisions of this Section 6.6 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of the Company or any of its Subsidiaries for all periods ending on or before the Closing Date.
6.7    Regulatory Filings.
(a)    As promptly as reasonably practicable following the execution of this Agreement, but in no event later than ten (10) Business Days following the date of this Agreement, Parent, Seller and the Company shall make any filings required under applicable Law for the Governmental Entity approvals listed on Schedule 6.7, including any Notification and Report Forms and related material that they may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, and will make or cause to be made any further filings and use commercially reasonable efforts to take such further actions pursuant thereto as may be necessary, proper, or advisable in connection therewith. Any filing fees required in connection with such filings shall be borne and paid by Parent. Each of Parent, Seller and the Company shall cooperate fully with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any such filings. Unless otherwise

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agreed, Parent, Seller and the Company shall each use its commercially reasonable efforts to ensure the prompt granting of any

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Governmental Entity approvals. Parent, Seller and the Company shall each use its commercially reasonable efforts to respond to and comply with any request for information from any Governmental Entity in connection with any required approvals. Parent, Seller and the Company shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from any Governmental Entity. Parent, Seller and the Company shall use reasonable efforts to share information protected from disclosure under the attorney- client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 6.7 so as to preserve any applicable privilege.
(b)    Parent, Seller and the Company have mutually determined that the transactions contemplated by this Agreement are not subject to the CFIUS mandatory declaration requirements pursuant to 31 C.F.R § 800.401. Parent, Seller and the Company have further mutually determined that neither a voluntary notice nor declaration to CFIUS with respect to the transactions contemplated by this Agreement is advisable. In the event any of Parent, Seller or the Company receives a communication regarding the transactions contemplated by this Agreement from CFIUS, each of Parent, Seller and the Company will make or cause to be made any filings with or responses to CFIUS as Parent, in its sole discretion, may deem advisable, and use commercially reasonable efforts to take such further actions pursuant thereto as may be necessary, proper, or advisable in connection therewith. Each of Parent, Seller and the Company shall cooperate fully with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any such filings or responses. If Parent, in its sole discretion, reasonably determines in good faith that the filing of a declaration or notice with CFIUS is required or advisable, then each of Parent, Seller and the Company will reasonably cooperate in the filing of a declaration or notice and in promptly replying to CFIUS requests in order to receive CFIUS Approval. Unless otherwise agreed, each of Parent, Seller and the Company shall use its commercially reasonable efforts to ensure the prompt granting of any CFIUS Approval, as applicable. Parent, Seller and the Company shall each use its commercially reasonable efforts to respond to and comply with any request for information from CFIUS. Parent, Seller and the Company shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from CFIUS. Parent shall be entitled to reject any mitigation conditions, terms, or measures proposed by CFIUS or any of its member agencies.
(c)    Notwithstanding anything in this Section 6.7 or this Agreement to the contrary, none of Parent, Seller, the Company or their respective Affiliates shall be required or permitted, without the prior written consent of Parent, to consent to any requirement, condition, limitation, understanding, agreement or order of a Governmental Entity (i) to sell, divest, license, assign, transfer, hold separate or otherwise dispose of any portion of the assets or business of any member of the Company, the Surviving Company, Parent or Merger Sub, or any of their respective Subsidiaries, or (ii) that limits the freedom of action with respect to, or ability to retain, any of the businesses, services, or assets of any member of the Company, the Surviving Company, Parent or Merger Sub or any of their respective Subsidiaries, in order to be permitted by such Governmental Entity to consummate the transactions contemplated by this Agreement.
6.8    SEC Filings.

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(a)    As soon as reasonably practicable and not later than ten (10) business days after the execution of this Agreement, the Parent shall prepare a proxy statement to be sent to the Parent’s shareholders in connection with the Parent Shareholders’ Meeting (together with any amendments or supplements thereto, the “Proxy Statement”). Parent shall, and shall cause its respective counsel, accountants and other advisors to work with the Parent to, use reasonable best efforts to prepare and file the Proxy Statement. The Parent shall, and shall cause its counsel, accountants and other advisors to, use reasonable best efforts to respond to any comments of the SEC, and to cause the Proxy Statement to become a definitive proxy statement and mailed to the Parent’s shareholders.
(b)    The Proxy Statement and any other related filings with the SEC shall comply in all material respects with all applicable requirements of law and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, any event occurs or any party becomes aware of any information relating to such party or its Subsidiaries or any of their respective officers or directors or Affiliates that should be described in an amendment or supplement to the Proxy Statement or any other related filings so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the applicable party shall inform the other parties promptly after becoming aware of such event or information and Parent shall file with the SEC or its staff or any other Governmental Entity, and/or mail to shareholders of Parent, such amendment or supplement.
(c)    As soon as reasonably practicable following the execution of this Agreement, but in no event later than five (5) Business Days following the date of this Agreement, Seller shall prepare and deliver to Parent the following historical financial statements: (a) audited financial statements of the Company and its Subsidiaries for the year ended December 31, 2023, and (b) unaudited financial statements of the Company and its Subsidiaries for the latest required interim period that precedes the Closing. Such financial statements shall be prepared in accordance with IFRS and may be conducted in accordance with either AIPCA or PCAOB standards to the extent such reporting standards are permitted under applicable SEC rules and regulations then in effect as reasonably determined by the parties. Seller will also cooperate with Parent to prepare the following pro forma financial information: (x) a condensed pro forma balance sheet of the Company and its Subsidiaries as of the most recent period for which a balance sheet of Parent is required and (y) a condensed pro forma statement of comprehensive income of the Company and its Subsidiaries as of December 31, 2023 and the relevant interim period. Seller shall, and shall cause its independent auditors to, reasonably cooperate with Parent to provide such other information concerning the Company and its Subsidiaries as is reasonably requested by Parent in connection with its preparation, filing and distribution of any Parent Disclosure Documents and compliance with its financial reporting obligations, including information that is required to be filed with the SEC and included in the resale registration statement contemplated by the Investor and Registration Rights Agreement.

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6.9    Shareholders’ Meeting. The Parent shall, in accordance with the Bermuda Companies Act and the Parent’s Fundamental Documents, duly call, give notice of and hold a meeting of the Parent’s shareholders (the “Parent Shareholders’ Meeting”) as promptly as

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practicable after the execution of this Agreement for the purpose of obtaining the Parent Shareholder Approval to issue an aggregate of up to 21,000,000 shares of Common Stock, which number of shares constitutes in excess of 20% of the number of shares of Common Stock outstanding before the issuance of such shares in a transaction other than a public offering for cash (the “Shareholder Proposal”). Parent shall include in the Proxy Statement the Parent Board’s recommendation that shareholders of the Parent vote in favor of the Shareholder Proposal. Parent shall use its reasonable best efforts to solicit the Parent Shareholder Approval of the Shareholder Proposal.

6.10    Litigation; Company Vessel Incidents and Damages.
(a)    Parent shall promptly advise the Company of any Proceeding commenced or, to the Knowledge of Parent, threatened against or involving Parent, any of its Subsidiaries or any of its officers or directors, relating to this Agreement or the transactions contemplated hereby and shall keep the Company informed and consult with the Company regarding the status of such Proceeding on an ongoing basis.
(b)    Seller shall promptly advise Parent of any Proceeding commenced or, to the Knowledge of the Company, threatened against or involving the Company, any of its Subsidiaries, or any of their respective officers or managers, relating to this Agreement or the transactions contemplated hereby and shall keep Parent informed and consult with Parent regarding the status of the Proceeding on an ongoing basis. Seller and the Company shall cooperate with and give Parent the opportunity to consult with respect to the defense or settlement of any such Proceeding, and shall not agree to any settlement without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).
(c)    Without limiting the generality of the foregoing, at least fifteen (15) days prior to Closing Seller shall notify Parent that no Company Vessel Incident has occurred since the execution of this Agreement or provide to Parent the details of any such Company Vessel Incident that has occurred.
(d)    Any damage or claim (e.g., hull & machinery, protection & indemnity or freight, demurrage & defense) that is already recorded or incurred before the Closing in respect of any Company Vessel will be assumed and paid by Seller (collectively, “Pre-Closing Vessel Damages”). Any Pre-Closing Vessel Damages will be handled by Seller through a direct engagement with MTM Ship Management, pursuant to which Seller will be entitled (and cause) to receive any proceeds from any insurance policy of MTM Ship Management that covers such Pre-Closing Vessel Damages, net of any deductible. After Closing, Parent will be compensated by Seller for any time lost or off-hire incurred in order to repair Pre-Closing Vessel Damages at a rate of $10.000,00 per day, provided, that Parent shall provide Seller with reasonable commercial and operational support to minimize any such time lost (giving due regard to potential commercial disruption). Notwithstanding the foregoing, for any repairs of Pre-Closing Vessel Damages to a Company Vessel taking place during a regularly scheduled drydocking of such Company Vessel, provided no additional time is used for these specific repairs beyond the time such Company Vessel would have otherwise spent in drydocking if no such Pre-Closing Vessel

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Damages existed, Seller will not be required to compensate Parent for the time used for such repairs.

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6.11    Related Party Arrangements. Prior to or concurrently with the execution of this Agreement, but effective only as of the Closing, the Company and Seller shall (and shall cause their respective Affiliates to) terminate any Contract (other than those set forth on Schedule 6.11 and the Technical Management Agreements) between (i) the Company or its Subsidiaries, on the one hand, and (ii) any Related Party of the Company or its Subsidiaries, on the other hand, or amend any such Contract so as to eliminate any further liability or obligation of the Company or any of its Subsidiaries thereunder. Without limiting the generality of the foregoing, all Indebtedness owing under Contracts or other arrangements between the Company or its Subsidiaries, on the one hand, and the Seller or its Affiliates (other than the Company or its Subsidiaries), on the other hand, will be paid in full or otherwise settled and Seller will terminate or will cause to be terminated such Contract or other arrangement. Seller shall have provided to Parent other reasonable evidence of such termination or amendment at or prior to the execution of this Agreement. For the avoidance of doubt, Seller hereby consents to the amendment and restatement of the limited liability company agreement of the Company as provided in Section 1.4.
6.12    Seller Guarantees. Following the Closing, Parent and Seller, together with Seller’s Affiliates, shall use their commercially reasonable efforts to cause the Company and its Subsidiaries to obtain a release for the guarantees and similar commitments of Seller and its Affiliates set forth on Schedule 6.12 (the “Seller Guarantees”), and any liabilities of Seller and its Affiliates with respect to the Seller Guarantees shall, if necessary, be assumed by Parent or its Affiliates. Following the Closing, until each Seller Guarantee has been released in accordance with this Section 6.12, Parent shall, if necessary, indemnify Seller and its Affiliates for any liability incurred by them directly as a result of any Seller Guarantee up to a maximum amount equal to the amount of Indebtedness so guaranteed as of the Closing (the parties acknowledging that such maximum amount shall be reduced on a dollar-for-dollar basis as the outstanding principal balance of such Indebtedness is reduced as a result of principal payments). For so long as the Company or its Subsidiaries has Indebtedness secured by a Company Vessel which is guaranteed by a Seller Guarantee that has not yet been released, Parent or the applicable Vessel-owning Subsidiary shall not incur any additional Indebtedness or liability secured by such Company Vessel without Seller’s prior written consent. In the event of a payment default with respect to any Indebtedness of the Company or its Subsidiaries secured by a Company Vessel which is guaranteed by a Seller Guarantee that has not yet been released, to the extent such default is not cured within the applicable cure period and is continuing or such default is not otherwise waived by the lender, Seller or its designated Affiliate shall have the option (but not the obligation) to assume the bareboat charter associated with such Company Vessel.
6.13    Employee Matters.
(a)    Parent shall, or shall cause an Affiliate to, make an offer of employment to each employee of Seller or its Affiliates (including M.T. Maritime Management (USA) LLC) that is in a leadership or chartering and operations role in Seller’s dry bulk business that is designated by Seller to Parent in writing prior to Closing (each, a “Proposed Employee”) on employment terms that are no less favorable to those in effect with respect to such individuals on the date hereof, including with respect to base salary compensation and benefit levels (excluding equity-based compensation), with such offer of employment to be effective as of the Closing

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Date. Each such Proposed Employee who accepts such offer of employment from Parent or any of its Affiliate is referred to herein as a “Continuing Employee”.

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(b)    Except to the extent prohibited by applicable law, Parent shall cause the Continuing Employees to be credited with their years of service with Seller and its Affiliates (and their respective predecessors) for purposes of eligibility (but not benefit accrual) under any employee benefit or fringe benefit plan, program or arrangement maintained or contributed to by Parent or its Affiliates after the Closing (including pension or retirement benefits, vacation, profit sharing, 401(k), or other benefits), and for purposes of determining the amount of benefits under any sick leave, vacation or severance plan, program, practice or arrangement.
(c)    During the three (3) year period following the Closing Date (the “Severance Retention Period”), Parent or its Affiliates will offer severance to the Continuing Employees in accordance with the practices described on Schedule 6.13.
(d)    For a period of three (3) years following the Closing Date, Parent will make available to the Continuing Employees office space in Fairfield County, Connecticut, to be used by such individuals for the conduct of the business of Parent and its Affiliates.
(e)    Upon written request from Seller, Parent will permit any Continuing Employee to assist Seller and its Affiliates and their respective representatives with respect to any commercial, legal or regulatory matters that relate to the period of such Continuing Employee’s employment with Seller or its Affiliates, without cost to Seller or its Affiliates, so long as such assistance does not interfere or conflict with such Continuing Employee’s duties to Parent or create a potential business or fiduciary conflict. Seller shall promptly inform Parent if it becomes aware of any such legal or regulatory matter that may require such assistance.
(f)    Subject to applicable law and any written agreement (including as set forth herein), between Parent or any of its Affiliates and a Continuing Employee, the employment by Parent or any of its Affiliates of each Continuing Employee will be “at will” employment and may be terminated by Parent or any of its Affiliates at any time for any reason. In addition, nothing in this Agreement shall be deemed to limit the right of Parent or its applicable Affiliate to modify or terminate any employee benefit plan or arrangement in accordance with its terms.
(g)    Nothing in this Section 6.13, whether express or implied, shall confer upon any Person who is not a party to this Agreement, including any Continuing Employee, any third party beneficiary rights to employment, any right to continued employment, any right not to be relocated, any right to compensation or benefits, or any other right of any kind or nature whatsoever unless such Continuing Employee has such right pursuant to a written agreement between Parent or any of its Affiliates, on the one hand, and a Continuing Employee on the other.
6.14    Release of Claims. Effective on the Closing Date, Seller hereby irrevocably and unconditionally releases and forever discharges the Company and its Subsidiaries from any and all claims, charges, complaints, causes of action, damages, agreements and liabilities of any kind or nature whatsoever, whether known or unknown and whether at law or in equity, arising prior to or after the Closing (including any Contract terminated pursuant to Section 6.11); provided, however, that Seller does not waive claims arising under this Agreement or any Contract set forth on Schedule 6.11.

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6.15    Drydocking and Survey Expenses. Any costs associated with passing the upcoming special survey for the Company Vessel named m/v Strategic Explorer will be paid 50% by Seller and 50% by Parent, regardless of whether such Company Vessel has entered into drydock. Seller shall cause MTM Ship Management to provide Parent a drydock specification and budget with respect to such Company Vessel. Any costs associated with passing the upcoming, regularly scheduled dockings of the Company Vessels named m/v Strategic Entity and m/v Strategic Resolve and any other Company Vessels due for subsequent drydockings and surveys will be borne by Parent. Notwithstanding the foregoing, to the extent this Agreement is terminated for any reason, Parent shall be reimbursed by Seller for any such costs paid by Parent.
6.16    Transfer of Orders; Assumption of Other Obligations. At or prior to Closing: (a) Seller shall, and shall cause each of its Affiliates and MTM Ship Management, to transfer to Parent’s account any spare parts and spare equipment, marine fuel, bunkers, lubricating oils and other items for use by a Company Vessel onboard or onshore that are on order and not yet delivered (collectively, “Purchase Orders”); and (b) Parent and/or its Subsidiaries shall assume responsibilit y for the continued performance of any voyages in progress involving Company Vessels that were chartered-out by Seller or its Affiliates prior to Closing, and all cargoes fixed which are to be effectuated beyond the Closing Date, in each case set forth on Schedule 6.16, provided that (i) the foregoing will not limit the obligations of Seller or any of its Affiliates in its capacity as the charterer of such Company Vessels, and (ii) Seller or its Affiliates use commercially reasonable efforts to novate any such charters (or similar Contracts) to Parent or its Subsidiaries at or as soon as practicable after the Closing, or otherwise cooperate with Parent in any reasonable and lawful arrangement to provide Parent with the benefits of such voyages in progress and fixed cargoes. In addition, the parties agree that the settlement of all Bunker Hedges after the Closing (and the gain or loss resulting therefrom) shall be for the account of Parent, provided, that neither Seller nor any of its Affiliates shall unwind a Bunker Hedge until the earlier of (i) Parent’s written instruction to unwind such Bunker Hedge and (ii) the settlement date of such Bunker Hedge.
ARTICLE VII
CONDITIONS TO THE TRANSACTION
7.1    Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:
(a)    Regulatory Approvals. All consents, authorizations, clearances, approvals of, filings or registrations with, and the expiration of all waiting periods imposed by, any Governmental Entity listed on Schedule 6.7 shall have been obtained or made and shall be in full force and effect.
(b)    No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Legal Requirement or Order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, on the terms contemplated by this Agreement.

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(c)    Parent Shareholder Approval. The Parent Shareholder Approval of the Shareholder Proposal shall have been obtained.
7.2    Additional Conditions to Obligations of the Company and Seller. The obligation of the Company and Seller to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company (on their own behalf and on behalf of Seller):
(a)    Representations and Warranties. The representations and warranties of Parent and Merger Sub (i) contained in clause (x) of Section 4.10 shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date, (ii) that are Fundamental Representations shall be true and correct in all material respects as of the date hereof and as of the Closing Date, with the same force and effect as if made on the Closing Date (or, if given as of a specific date, as of such date), other than the representations and warranties contained in Section 4.3(a), Section 4.3(b) and Section 4.18 which shall be true and correct (except for de minimis exceptions) as of the date hereof and as of the Closing Date, with the same force and effect as if made on the Closing Date (or, if given as of a specific date, as of such date), and (iii) set forth in this Agreement that are not described in clause
(i) or clause (ii) above shall be true and correct in all respects (ignoring all materiality and Material Adverse Effect qualifications therein) as of the date hereof and as of the Closing Date, with the same force and effect as if made on the Closing Date (or, if given as of a specific date, as of such date), except for any inaccuracies in the representations and warranties described in this clause
(iii) (ignoring all materiality and Material Adverse Effect qualifications therein) which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent (the “Parent Closing Certificate”).
(b)    Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Parent Closing Certificate shall include a provision to such effect.
(c)    Material Adverse Effect. At any time on or after the date of this Agreement, there shall not have occurred any change, circumstance or event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.
(d)    Nasdaq Listing. The shares of Common Stock to be issued to Seller pursuant to this Agreement shall have been approved for listing on Nasdaq, subject to the completion of the Merger.
(e)    Ownership Threshold. The Merger Consideration shall represent at least 25% of the issued and outstanding shares of Common Stock of Parent immediately following the Closing; provided that, to the extent such condition is not met following the initial determination

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of the Merger Consideration, Seller shall at least five (5) Business Days prior to the Closing contribute to the Company and its Subsidiaries so as to increase the Company Adjusted NAV (such

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contribution to be in the form of prepayment and/or repayment of any Indebtedness associated with the Company Vessels, which shall not be taken into account for purposes of calculating the Net VIP Amount) such additional value (such value, the “Minimum Required Contribution”) not to exceed US$10,000,000 (the “Maximum Allowable Contribution”) that would result in the Merger Consideration representing 25% of the issued and outstanding shares of Common Stock of Parent immediately following the Closing; and provided further, that to the extent the Minimum Required Contribution is less than the Maximum Allowable Contribution, Seller may, at its option and in its sole discretion, contribute an additional amount of value to the Company and its Subsidiaries equal to the difference between the Maximum Allowable Contribution and the Minimum Required Contribution (not to exceed US$10,000,000), such contribution to be in the form of additional prepayment and/or repayment of any Indebtedness associated with the Company Vessels (which shall not be taken into account for purposes of calculating the Net VIP Amount), so long as such contribution does not result in the Merger Consideration representing more than 30% of the issued and outstanding shares of Common Stock of Parent immediately following the Closing.
7.3    Additional Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:
(a)    Company and Seller Representations and Warranties. The representations and warranties of the Company and Seller (i) contained in clause (x) of Section 2.10 shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date, (ii) set forth in Article II that are Fundamental Representations shall be true and correct in all material respects as of the date hereof and as of the Closing Date, with the same force and effect as if made on the Closing Date (or, if given as of a specific date, as of such date) other than the representations and warranties contained in Section 2.3(a), Section 2.3(b) and Section 2.21 which shall be true and correct (except for de minimis exceptions) as of the date hereof and as of the Closing Date, with the same force and effect as if made on the Closing Date (or, if given as of a specific date, as of such date), and (iii) set forth in Article II that are not described in clause (i) or clause (ii) above shall be true and correct in all respects (ignoring all materiality and Material Adverse Effect qualifications therein) as of the date hereof and as of the Closing Date, with the same force and effect as if made on the Closing Date (or, if given as of a specific date, as of such date), except for any inaccuracies in the representations and warranties described in this clause (iii) (ignoring all materiality and Material Adverse Effect qualifications therein) which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company and any of its Subsidiaries, taken as a whole. Parent shall have received a certificate with respect to the foregoing signed on behalf of Seller by an authorized officer of Seller (the “Seller Closing Certificate”).
(b)    Seller Representation and Warranties. The representations and warranties of Seller (i) set forth in Article III that are Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (or, if given as of a specific date, as of such date) and (ii) set forth in

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Article III that are not Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing Date, with the same force and effect as if made on the Closing

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Date (or, if given as of a specific date, as of such date), except for any inaccuracies in the representations and warranties described in this clause (ii) which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Seller to consummate the transactions contemplated hereby, and the Seller Closing Certificate shall include a provision to such effect with the Company.
(c)    Agreements and Covenants. The Company and Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Seller Closing Certificate shall include a provision to such effect with the Company.
(d)    Material Adverse Effect. At any time on or after the date of this Agreement, there shall not have occurred any change, circumstance or event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.
(e)    Ownership Threshold. The Merger Consideration shall not represent more than 30% of the issued and outstanding shares of Common Stock of Parent immediately following the Closing.
(f)    Reorganization. Seller shall have delivered evidence reasonably satisfactory to Parent that the Reorganization has been completed as described on Exhibit A.
(g)    Company Vessel Certification. Parent shall have received a certificate signed on behalf of Seller by an authorized officer of Seller that no Company Vessel Incident has occurred, or providing the details of any such Company Vessel Incident.
ARTICLE VIII TAX MATTERS
8.1    Transfer Taxes. The Company, Parent and Merger Sub hereby agree that the Surviving Company of the Merger shall pay all transfer, documentary, sales, use, registration and similar Taxes not based on net income together with any related fees, penalties, interest and additions to such Taxes (including all applicable real estate transfer or gains Taxes and stock transfer Taxes), incurred in connection with the Merger (“Transfer Taxes”). Each of the Company, Parent and Merger Sub shall use reasonable efforts to avail itself of any available exemptions from any Transfer Taxes, and shall cooperate with the other parties in a timely manner providing any information and documentation, including resale certificates, that may be necessary to obtain such exemptions.

8.2    Intended Tax Treatment. From and after the date of this Agreement and until the Effective Time, (a) the Company and Parent shall use its reasonable best efforts to ensure the Intended Tax Treatment, and not take any action reasonably likely to prevent the Intended Tax Treatment.

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8.3    Cooperation. The Company and Parent shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives to reasonably

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cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes, and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.
8.4    Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made; provided, however, that absent a change in applicable law between the date of this Agreement and the Closing Date, Parent agrees that no withholding shall be required under this Agreement by Parent under applicable law. The Company, Parent and the Merger Sub will use reasonable efforts to cooperate to minimize the amount of the withholding.

8.5    Coordination with Agreement. In the event the provisions of this Article VIII conflict with any other provisions of this Agreement, this Article VIII shall exclusively govern all matters concerning Taxes.
ARTICLE IX
INDEMNIFICATION
9.1    Indemnification.
(a)    The representations and warranties contained herein and in any certificate delivered pursuant hereto shall not survive the Closing, except that the Fundamental Representations shall survive for six (6) months after the Closing (the “Survival Date”). Each of the covenants and agreements set forth herein to be performed on or prior to the Closing Date shall survive until the Survival Date; provided, that the covenants and agreements contained herein requiring performance after the Closing shall survive the Closing in accordance with their terms. Notwithstanding the foregoing, if a valid notice of claim for indemnification relating to a breach of a Fundamental Representation or a covenant or agreement shall have been delivered in good faith in accordance with the terms of Section 9.1(e) on or prior to the Survival Date or such other applicable survival expiration date, the claims specifically set forth in such notice shall survive until such time as such claim is finally resolved.
(b)    Subject to the limitations set forth herein, from and after the Closing, Seller shall indemnify, save, and keep Parent, its Affiliates (including the Company and its Subsidiaries) and each of their respective officers, directors, managers, partners, members, agents, representatives, successors, assigns and employees (collectively, the “Parent Indemnified Persons”) harmless against and from all Damages sustained or incurred by any Parent Indemnified Person as a result of, or arising out of (i) any breach or inaccuracy of, as of the Closing Date (or, to the extent any such representation and warranty by its terms addresses matters only as of another specified time, as of such other time) any of the Fundamental Representations of the Company or Seller, (ii) any breach of any covenant or agreement made by Seller under this Agreement, (iii) any breach prior to the Closing Date of any covenant or

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agreement made by the Company under this Agreement, or (iv) the Reorganization. “Damages” means all liabilities, obligations, liens,

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assessments, levies, losses, damages, fines, penalties and reasonable out-of-pocket costs of any investigation, response, or remedial or corrective action, whether or not arising from third party claims, including reasonable attorneys’ fees and expenses; provided, that under no circumstances shall any Indemnified Person be entitled to be indemnified for punitive damages except as finally awarded by a court of competent jurisdiction and actually paid to a Third Party pursuant to a Third Party Claim.
(c)    From and after the Closing, Parent shall indemnify, save, and keep Seller and its Affiliates and each of their respective officers, directors, managers, partners, members, agents, representatives, successors, assigns and employees (collectively, “Seller Indemnified Persons,” and together with the Parent Indemnified Persons, the “Indemnified Persons” and each an “Indemnified Person”) harmless against and from all Damages sustained or incurred by any Seller Indemnified Person as a result of, or arising out of, (i) the breach or inaccuracy of, as of the Closing Date (or, to the extent any such representation and warranty by its terms addresses matters only as of another specified time, as of such other time) any of the Fundamental Representations of Parent, or (ii) any breach of any covenant or agreement made by Parent or Merger Sub under this Agreement.
(d)    Notwithstanding anything to the contrary contained in this Agreement, with respect to obligations of the parties under this Article IX:
(i)    for all purposes of this Article IX, Damages shall be net of (A) any insurance proceeds actually paid to the Indemnified Person or any of its Affiliates in connection with the facts giving rise to the right of indemnification, and, to the extent a claim for indemnification is covered by Pre-Closing Insurance Coverage, the parties shall cooperate to seek to recover under such insurance policy, and, if the Indemnified Person or any of its Affiliates receives such proceeds after receipt of payment from Seller (in the case of indemnification claims sought by Parent Indemnified Persons) or Parent (in the case of indemnification claims sought by Seller Indemnified Persons), then the amount of such proceeds, net of any related deductibles and reasonable expenses incurred in obtaining them, shall be paid to Seller (in the case of indemnification claims sought by the Parent Indemnified Persons) or Parent (in the case of indemnification claims sought by Seller Indemnified Persons) and (B) any prior or subsequent contribution or other payments or recoveries of a like nature by the Indemnified Person from any third Person (other than Seller (in the case of indemnification claims sought by the Parent Indemnified Persons) or Parent (in the case of indemnification claims sought by Seller Indemnified Persons)) with respect to such Damages. Each Indemnified Person shall be obligated to use its commercially reasonable efforts to mitigate all Damages after it becomes aware of any event that could reasonably be expected to give rise to any Damages that are indemnifiable or recoverable hereunder. Seller covenants and agrees that it shall not, after the date hereof or after the Closing, take any action that would have the result of terminating the ability to make or invalidating any claim based on circumstances prior to the Closing Date under any insurance policy that covers any Company Vessel (“Pre-Closing Insurance Coverage”). Notwithstanding any other provision of this Agreement, Seller covenants and agrees that it will, promptly after being notified of any damage to a Company Vessel or other Damage indemnifiable hereunder and that is covered by Pre-

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Closing Insurance Coverage, make a claim to the relevant insurance carrier for recovery with respect thereto and use its

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reasonable efforts to pursue such insurance claim to hold the applicable Parent Indemnified Person harmless to the extent of the available coverage under the Pre-Closing Insurance Coverage; and
(ii)    an Indemnified Person will not be entitled to indemnification with respect to any Damages to the extent such Damages were taken into account in the calculation of Company Adjusted NAV or Parent Adjusted NAV, as the case may be, or any Final Net Working Capital and Indebtedness Amount or Final Net VIP Amount.
(e)    Any claims for indemnification either by a Parent Indemnified Person or a Seller Indemnified Person shall be asserted and resolved in accordance with this Section 9.1(e).
(i)    If a Parent Indemnified Person or a Seller Indemnified Person seeks indemnification under this Section 9.1, Parent (in the case of indemnification claims sought by Parent Indemnified Persons) or Seller (in the case of indemnification claims sought by Seller Indemnified Persons) shall (x) promptly, but in no event more than fifteen (15) calendar days following such party’s knowledge of any action, lawsuit, proceeding, investigation, or other claim against it (if by a third party) (collectively, “Third Party Claims”), give written notice to Seller or Parent, respectively, describing such claim for indemnification in reasonable detail and the amount of the estimated Damages, and (y) promptly upon discovering the Damages or facts giving rise to such claim for indemnification (to the extent not involving a third party), deliver a written notice to Seller or Parent, respectively, (A) describing such claim for indemnification in reasonable detail and the amount of the estimated Damages, (B) stating that the Indemnified Person has paid or properly accrued Damages or anticipates that it will incur liability for Damages for which such Indemnified Person is entitled to indemnification pursuant to this Agreement, and (C) the date such item was paid or accrued; provided, that any failure or delay in so notifying Seller or Parent, respectively, shall not relieve Seller or Parent of their obligations hereunder except to the extent such failure or delay shall have materially prejudiced Seller or Parent, respectively.
(ii)    Seller (in the case of indemnification claims sought by Parent Indemnified Persons) or Parent (in the case of indemnification claims sought by Seller Indemnified Persons) shall be entitled to assume and control the defense of any Third Party Claim if Seller or Parent, respectively, shall give written notice to Parent or Seller, respectively, stating that it intends to assume such defense within 30 days after notice from the other party of such Third Party Claim. If Seller or Parent assumes and controls the defense of any such Third Party Claim, (A) the applicable Indemnified Persons shall reasonably cooperate in the defense thereof, (B) Parent (on behalf of the Parent Indemnified Persons) and Seller (on behalf of the Seller Indemnified Persons) shall have the right, at their sole expense, to employ counsel separate from counsel employed by Seller or Parent, as applicable, in any such action and to participate in the defense thereof, but Parent or Seller, respectively, shall control the investigation, defense and settlement thereof, and (C) Seller or Parent, as applicable, shall obtain the prior written consent of Parent or Seller, respectively (which shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant

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to or as a result of such settlement or cessation (x) injunctive or other equitable relief will be

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imposed against any Indemnified Person, or (y) such settlement does not expressly unconditionally release the Indemnified Persons from all Damages with respect to such claim and all other claims arising out of the same or similar facts and circumstances, with prejudice. The parties shall act in good faith in responding to, defending against, settling or otherwise dealing with Third Party Claims, and cooperate in any such defense and give each other reasonable access to all information relevant thereto. Whether or not Seller or Parent, as applicable, has assumed the defense of such Third Party Claim, the Indemnified Person shall not be entitled to indemnification hereunder with respect to any settlement entered into or any judgment consented to without the prior written consent of Seller (in the case of indemnification claims sought by Parent Indemnified Persons), or Parent (in the case of indemnification claims sought by Seller Indemnified Persons).
(iii)    If Seller (in the case of indemnification claims sought by Parent Indemnified Persons) or Parent (in the case of indemnification claims sought by Seller Indemnified Persons) does not assume the defense of such Third Party Claim, the Indemnified Person will be entitled to assume such defense, at its sole cost and expense (unless the Indemnified Person incurs Damages with respect to the matter in question for which the Indemnified Person is entitled to indemnification pursuant to this Section 9.1, in which case the Indemnified Person shall be entitled to indemnification with respect to such costs and expenses pursuant to this Section 9.1), upon delivery of notice to such effect to Seller or Parent, as applicable; provided, however, that Seller or Parent, as applicable,
(A) shall have the right to participate in the defense of the Third Party Claim at its sole cost and expense; and (B) shall not be obligated to indemnify the Indemnified Person hereunder for any settlement entered into or any judgment consented to without the prior written consent of Seller (in the case of indemnification claims sought by Parent Indemnified Persons) or Parent (in the case of indemnification claims sought by Seller Indemnified Persons).
(f)    Notwithstanding anything to the contrary herein, except with respect to fraud, the indemnification provisions of this Section 9.1 shall be the sole and exclusive remedy of the parties following the Closing for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements (whether written or oral) of the parties and for any and all other claims arising under, out of or related to this Agreement, or the negotiation or execution hereof, and no party or any of its respective Affiliates (including, in the case of Parent after the Closing, the Company and its Subsidiaries) shall have any other entitlement, remedy or recourse, at law or in equity, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the parties, on behalf of themselves and their respective Affiliates (including, in the case of Parent after the Closing, the Company and its Subsidiaries), to the fullest extent permitted by Law; provided, that nothing

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in this Section 9.1(f) shall limit the right of any party to specific performance pursuant to Section 12.6.
ARTICLE X TERMINATION
10.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by mutual written agreement of Parent and Seller at any time;
(b)    by either Parent or Seller if the Merger shall not have been consummated by January 31, 2025 (the “Termination Date”) for any reason; provided, however, that such party’s right to terminate this Agreement under this Section 10.1(b) shall not be available if such party’s (or its Related Party’s) action or failure to act in breach of this Agreement, or other breach of this Agreement by such party or its Related Party, in each case, has been a principal cause of or resulted in the failure of the Merger to occur on or before the Termination Date;
(c)    by either Parent or Seller if a Governmental Entity shall have issued an Order, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger which Order is final and non-appealable;
(d)    by Seller, upon a material breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Article VII would not be satisfied, provided, that if Parent proceeds in its sole discretion to cure such breach, then Seller may not terminate this Agreement under this Section 10.1(d) for thirty (30) calendar days after delivery of written notice from Seller to Parent of such breach (it being understood that Seller may not terminate this Agreement pursuant to this Section 10.1(d) if the Company or Seller shall have materially breached this Agreement or if such breach by Parent is cured during such thirty (30) calendar day period); and
(e)    by Parent, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company or Seller set forth in this Agreement, or if any representation or warranty of the Company or Seller shall have become untrue, in either case such that the conditions set forth in Article VII would not be satisfied, provided, that if the Company or Seller proceeds in its sole discretion to cure such breach, then Parent may not terminate this Agreement under this Section 10.1(e) for thirty (30) calendar days after delivery of written notice from Parent to the Company of such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 10.1(e) if Parent shall have materially breached this Agreement or if such breach by the Company or Seller is cured during such thirty (30) calendar day period).
10.2    Notice of Termination; Effect of Termination.
(a)    In the event of the termination of this Agreement as provided in Section 10.1, this Agreement (other than Sections 10.2 and 10.3 and Article XI and the Confidentiality Agreement, each of which shall remain in effect) shall be of no further force or effect, the

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Merger shall be abandoned and there shall be no Liability on the part of any of the parties or their respective Related Parties; provided, that nothing herein shall relieve Parent,

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Merger Sub, Seller or the Company, as applicable, from Liability for any material breach of their respective obligations hereunder.
10.3    Fees and Expenses. Except as otherwise set forth herein, (a) all Transaction Expenses incurred by Parent or its Affiliates (including by Merger Sub and, after the Closing, the Company and its Subsidiaries) in connection with this Agreement and the transactions contemplated hereby shall be paid by Parent; provided that if the Closing does not occur due to any material breach by Company or Seller of any of its representations or warranties or covenants, all Transaction Expenses set forth in this clause (a) shall be paid by Seller or reimbursed by Seller to Parent if previously paid by Parent, (b) (i) if the Closing does not occur, all Transaction Expenses incurred by Seller or its Affiliates (including, before the Closing, by the Company and its Subsidiaries) in connection with this Agreement and the transactions contemplated hereby shall be paid by Seller; provided that if the Closing does not occur due to any material breach by Parent of any of its representations or warranties or covenants, all Transaction Expenses set forth in this clause (b)(i) above shall be paid by Parent or reimbursed by Parent to Seller if previously paid by Seller, and (ii) if the Closing does occur, all Transaction Expenses incurred by Seller or its Affiliates (including, before the Closing, by the Company and its Subsidiaries) in connection with this Agreement and the transactions contemplated hereby shall be paid by Parent or reimbursed by Parent to Seller if previously paid by Seller.
ARTICLE XI DEFINED TERMS
Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph number in which definition of each such term is located:

Term	Section

A/R Schedule    1.10(b)
Agreement    Preamble
Alternative Proposal    5.3
Alternative Transaction    5.3
Approvals    2.1(b)
Bunker Hedges    2.14(g)
Certificate of Merger    1.2
Closing    1.2
Closing Date    1.2
Company    Preamble
Company Disclosure Information    2.7
Company Leased Vessels    2.14(a)
Company Owned Vessels    2.14(a)
Company Units    Recitals
Company Vessel Incident    2.14(c)
Company Vessels    2.14(a)
Confidentiality Agreement    6.2(a)

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Continuing Employee    6.13(a)

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Damages    9.1(b)
Dispute Accountants    1.10(f)
Disputed Items    1.10(f)
Effective Time    1.2
Environmental Law    2.16
ERISA    2.11(b)
Estimated Closing Statement    1.10(b)
Estimated Company Working Capital Amount    1.10(b)
Estimated Net VIP Amount    1.10(b)
Estimated Net VIP Closing Statement    1.10(b)
Estimated Net Working Capital and Indebtedness Amount    1.10(b)
Estimated Net Working Capital and Indebtedness Closing Statement    1.10(b)
Final Closing Statement    1.10(g)
Final Net VIP Amount    1.10(g)
Final Net Working Capital and Indebtedness Amount    1.10(g)
Financial Statements    2.8(a)
Foreign Corrupt Practices Act    2.6(b)
Hazardous Materials    2.16
Indemnified Person    9.1(c)
Indemnified Persons    9.1(c)
Intended Tax Treatment    Recitals
Interim Closing Statement    1.10(d)
Investor and Registration Rights Agreement    1.8
Marshall Islands Registrar    1.2
Material Company Contracts    2.18(b)
Maximum Allowable Contribution    7.2(e)
Merger    Recitals
Merger Consideration Certificate    1.6(b)
Merger Sub    Preamble
MILLCA    1.1
Minimum Required Contribution    7.2(e)
Negative Parent NWC and Indebtedness Adjustment    1.10(h)(i)(y)
Negative Seller NWC and Indebtedness Adjustment    1.10(h)(ii)(y)
Net VIP Amount    1.9
Parent    Preamble
Parent Board    Recitals
Parent Closing Certificate    7.2(a)
Parent Disclosure Information    4.9
Parent Indemnified Persons    9.1(b)
Parent Leased Vessels    4.12(a)
Parent Owned Vessels    4.12(a)
Parent SEC Reports    4.7(a)
Parent Shareholder Approval    4.4
Parent Shareholders’ Meeting    6.9
Parent Vessel Incident    4.12(c)
Parent Vessels    4.12(a)

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Positive Parent Net VIP Amount Adjustment    1.10(h)(iii)(y)
Positive Parent NWC and Indebtedness Adjustment    1.10(h)(i)(x)
Positive Seller Net VIP Amount Adjustment    1.10(h)(iii)(x)
Positive Seller NWC and Indebtedness Adjustment    1.10(h)(ii)(x)
Pre-Closing Insurance Coverage    9.1(d)(i)
Pre-Closing Vessel Damages    6.10(d)
Proposed Employee    6.13(a)
Proxy Statement    6.8(a)
Purchase Orders    6.16
Reorganization    Recitals
Review Period    1.10(e)
Seller    Preamble
Seller Closing Certificate    7.3(a)
Seller Disclosure Information    3.5
Seller Guarantees    6.12
Seller Indemnified Persons    9.1(c)
Severance Retention Period    6.13(c)
Shareholder Proposal    6.9
Survival Date    9.1(a)
Surviving Company    1.1
Technical Management Agreement    1.8
Termination Date    10.1(b)
Third Party Claims    9.1(e)(i)
Transfer Taxes    8.1

In addition, the following terms shall have the following meaning:
“Accounting Principles” means the accounting principles, methodologies, procedures and classifications set forth on Exhibit B including the illustrative calculations thereon.
“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Bermuda Companies Act” means the Bermuda Companies Act 1981, as amended. “Bermuda Exchange Control Act” means the Bermuda Exchange Control Act 1972, as amended.
“Business Day” means (except as otherwise expressly set forth herein) a day other than Saturday, Sunday or other day on which commercial banks located in New York, New York are authorized or required by applicable Law to close.

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“Cause” means, with respect to any Continuing Employee, (i) the Continuing Employee’s conviction of, indictment for or pleading guilty or nolo contender to a felony or fraud; (ii) the Continuing Employee’s commission of any act or omission involving dishonesty, disloyalty or fraud in connection with the Continuing Employee’s employment with Parent, (iii) material breach by the Continuing Employee of a material obligation under such Continuing Employee’s employment agreement with Parent or Parent’s policies, procedures or rules; (iv) the Continuing Employee’s abuse of drugs or alcohol that adversely affects the Continuing Employee’s job performance, or (v) the Continuing Employee’s intentional violation of any applicable local, state or federal law or regulation affecting Parent in any material respect. Notwithstanding the foregoing, to the extent that any of the events, actions or breaches set forth above are able to be remedied or cured by the Continuing Employee, Cause shall not be deemed to exist (and thus Parent may not terminate the Continuing Employee for Cause) unless the Continuing Employee fails to remedy or cure such event, action or breach within twenty (20) days after being given written notice by Parent of such event, action or breach.
“CFIUS” means the Committee on Foreign Investment in the United States, and any successor body thereto, or any member agency thereof designated to act on behalf of CFIUS.
“CFIUS Approval” means (i) a written determination from CFIUS that the transactions contemplated by this Agreement are not subject to the Defense Production Act of 1950, as amended, and all implementing regulations thereof (“DPA”), (ii) a written communication from CFIUS that it has determined that there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement and has concluded all action under the DPA,
(iii) a written communication from CFIUS that it is not able to complete action under the DPA on the basis of a CFIUS declaration, and that the parties may if they wish submit a joint voluntary notice (but where CFIUS has not requested the submission of a joint voluntary notice), and where Parent, in its sole discretion, has decided not to submit a joint voluntary notice, or (iv) either that
(a) the President of the United States shall have determined not to use his or her powers pursuant to the DPA to unwind, suspend, condition or prohibit the consummation of the transactions contemplated by this Agreement or that (b) the period allotted for presidential action under the DPA shall have passed without any determination by the President of the United States. All filing fees in connection with the filing of a CFIUS joint voluntary notice shall be borne and paid by Parent, but each party shall bear its own costs for preparation thereof.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Commitment” means (a) options, warrants, call rights, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other Contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person;
(c) statutory pre-emptive rights or pre-emptive rights granted under a Person’s Fundamental Documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

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“Common Stock” means the common shares of Parent, US$0.0001 par value per share.

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“Company Adjusted NAV” means an amount equal to (a) the aggregate NAV of the Company Vessels, minus (b) to the extent not taken into account in the calculation of the NAV of the Company Vessels, the aggregate Indebtedness and other liabilities of the Company and its Subsidiaries as of the Closing, calculated in accordance with the Accounting Principles, which amount shall be mutually agreed in writing by Parent and Seller, and as may be further adjusted pursuant to Section 7.2(e). For purposes of calculating and agreeing upon the Company Adjusted NAV, Parent and Seller shall act in good faith and shall not unreasonably withhold, condition or delay their agreement.
“Company Permitted Liens” means (i) Liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Financial Statements), (ii) statutory Liens of landlords and workers’, carriers’ and mechanics’ or other like Liens incurred in the Ordinary Course for amounts that are not yet due and payable or that are being contested in good faith (and for which adequate accruals or reserves have been established), (iii) Liens and encroachments which do not materially interfere with the present or proposed use, possession or enjoyment of the properties or assets to which such Lien relates, (iv) other maritime Liens incidental to the conduct of the business of the Company and its Subsidiaries or the ownership of the Company and its Subsidiaries’ property and assets, and which do not in the aggregate materially detract from the value of the Company and its Subsidiaries’ assets or materially impair the use thereof in the operation of their business, or (v) Liens listed on Schedule 11.1(a).
“Contract” shall mean any agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or commitment.
“Employee Benefit Plan” means each pension, profit sharing, retirement, severance, medical insurance, life insurance, welfare (including retiree welfare), disability, deferred compensation, stock purchase, stock option, stock-based award, employment, consulting, change- in-control, retention, fringe benefit, bonus or incentive agreement, program, policy or other arrangement, including any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA.
“Equity Incentive Plan” means Parent’s 2024 Share Incentive Plan, and any other outstanding equity incentive plan maintained by Parent or any of its Subsidiaries.
“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and any Commitments with respect thereto and (c) with respect to the foregoing or any other Person, any other direct or indirect equity ownership or participation in such Person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended. “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

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“Fundamental Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Fundamental Documents” of a corporation would include its certificate or articles of incorporation and bylaws, the “Fundamental Documents” of a limited liability company would include its certificate of formation and its operating agreement and the “Fundamental Documents” of a limited partnership would include its certificate of limited partnership and its partnership agreement.
“Fundamental Representations” means the representations and warranties set forth in Sections 2.1(a), 2.2(a), 2.2(b), 2.3, 2.4, 2.17, 2.22, 3.1, 4.1(a), 4.2(a), 4.2(b), 4.3, 4.4, 4.15 and
4.19.
“Good Reason” means, with respect to any Continuing Employee, (i) Parent’s material diminution of such Continuing Employee’s duties, authority or responsibilities set forth in such Continuing Employee’s offer of employment, (ii) a reduction in such Continuing Employee’s base salary, (iii) absent a force majeure event and following the Severance Retention Period, a change in the principal location at which such Continuing Employee provides services for Parent, or (iv) Parent’s material breach of a material obligation under their employment agreement with such Continuing Employee, provided that, in the case of each of clauses (i) – (iv), such Continuing Employee has (a) given the Company notice of the occurrence of an event or events described in clauses (i) – (iv), and such event or events has remained uncured for at least thirty (30) days following receipt of such notice by Parent and (b) has not consented in writing to the event or events described in clauses (i) – (iv).
“Governmental Entity” means any (i) region, state, county, municipality, city, town, village, district or other jurisdiction, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, self-regulatory organization or other entity and any court or other tribunal), (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power of any nature (including the Bermuda Monetary Authority, the International Maritime Organization and Nasdaq), (v) arbitral body or (vi) official of any of the foregoing.
“Hedging Contracts” means any interest rate swap agreement, interest cap agreement, interest collar agreement, interest hedging agreement, foreign exchange contract, currency swap agreement or any agreement designed to protect against fluctuations in currency values.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.
“Indebtedness” means, with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money, including all principal, interest, premiums, penalties, fees, expenses and overdrafts, whether short-term or long-term, (b) all obligations of

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such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities,

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(c) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or bankers’ acceptances or similar instruments, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all capital or synthetic lease obligations, (f) obligations of such Person to pay the deferred purchase price of property or services (including obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person, but excluding trade payables incurred in the Ordinary Course), (g) all guarantees, whether direct or indirect, by such Person of Indebtedness or other obligations of others or Indebtedness of any other Person secured by any assets of such Person, (h) obligations of such Person under any Hedging Contract, (i) obligations of such Person with respect to any sale/leaseback, bareboat or similar arrangement in respect of a vessel, (j) any transaction bonuses, change-in-control payments, severance payments, retention payments, incentive payments or similar payments arising in connection with the consummation of the transactions contemplated by this Agreement, and (l) all other obligations of a Person which would be required to be shown as indebtedness on a balance sheet of such Person prepared in accordance with IFRS or U.S. GAAP. For the avoidance of doubt, Indebtedness shall not include (i) any obligations under any banker’s acceptance or letter of credit to the extent undrawn or uncalled, (ii) any intercompany Indebtedness among the Company and its Subsidiaries or among Parent and its Subsidiaries, as the case may be, (iii) any endorsement of negotiable instruments for collection in the ordinary course of business, and (iv) any amounts included in the Working Capital or Transaction Expenses of any Person or, in respect of the Company and its Subsidiaries, the Net VIP Amount.
“ISM Code” means the International Safety Management Code of the Safe Operating Ships and for Pollution Prevention constituted pursuant to Resolution A 741(18) of the International Maritime Organization and incorporated in the Safety of Life at Sea Convention.
“ISPS Code” means the International Ship and Port Security Code of the International Maritime Organization, including any amendments and extensions of this code and any regulation taken in application of this code.
“Knowledge of Parent” or any similar phrase means the actual knowledge of the following persons: Mark Filanowski, Gianni DelSignore, and Mads Boye Petersen.
“Knowledge of the Company” or any similar phrase means the actual knowledge of the following persons: Christina Tan, Suzanne Lui and Daniel Schildt.
“Legal Requirements” means any federal, state, local, municipal, foreign, maritime, international, supranational or other law, statute, constitution, principle of common law, ordinance, code, edict, decree, rule, regulation, ruling, convention, agreement or requirement enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (including any Maritime Guidelines).
“Liabilities” means all liabilities, whether secured or unsecured, accrued, contingent, known, absolute, inchoate or otherwise.
“Lien” means any mortgage, pledge, security interest, encumbrance, lien, pledge, option, restriction on transfer of title or voting, right of first refusal/offer, preemptive right, easement,

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servitude, right of way, community property interest, equitable interest, or other restriction or charge of any kind (including any title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any affiliate of the seller, or any agreement to give any security interest), whether or not relating to the extension of credit or the borrowing of money, whether imposed by Contract, Legal Requirement, equity or otherwise, except for any restrictions on transfer of securities arising under any applicable federal or state securities laws.
“Maritime Guidelines” means any United States, international or non-United States (including Bermuda and the Marshall Islands) rule, requirement or restriction concerning or relating to a vessel, and to which a vessel is subject and required to comply with, imposed or promulgated by any Governmental Entity, such vessel’s classification society or the insurer(s) of such vessel.
“Material Adverse Effect” when used in connection with an entity means any change, event, circumstance or effect, individually or when aggregated with other changes, events, circumstances or effects, that has or would be reasonably expected to (a) have a material adverse effect on the business, properties (including any vessels), financial condition, or results of operations of such entity and its Subsidiaries taken as a whole, or (b) prevent or materially interfere with such entity’s ability to perform its obligations under this Agreement or materially delay the ability of such entity to consummate the transactions contemplated by this Agreement; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (A) any change, event, circumstance or effect arising from or relating to (1) general business, economic or industry conditions, (2) national or international political or social conditions, (3) changes in IFRS or U.S. GAAP after the date hereof, (4) changes in Legal Requirements after the date hereof, (5) the taking of any action required by this Agreement, (6) the negotiation, execution, announcement, pendency or performance of this Agreement or the Merger (provided, that the exception in this subclause (6) shall not apply to any representation or warranty contained in Sections 2.5, 3.2 or 4.5 or to the determination of whether any inaccuracy in such representations or warranties would reasonably be expected to have (i) a Material Adverse Effect for purposes of Sections 7.2(a)(iii) or 7.3(a)(iii) or (ii) a material adverse effect for purposes of Section 7.3(b)), (7) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of the foregoing, or natural disasters, (8) any change in the market price or trading volume of the stock of Parent (it being understood that the facts giving rise or contributing to such change may be deemed to constitute, or be taken into account in determining whether there is or is reasonably likely to be a Material Adverse Effect) or
(9) the failure of such entity to meet internal or analysts’ estimates, guidance, projections or forecasts of the results of operations of such entity (it being understood that the facts giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there is or no reasonably likely to be a Material Adverse Effect), except, in the case of subclauses (1), (2), (3), (4) and (7), for purposes of subclause (a), to the extent such change, event, circumstance or effect has a disproportionate adverse effect on such entity as compared to other Persons engaged in the same industry.
“Merger Consideration” means a number of shares of Common Stock equal to (a) the Company Adjusted NAV, divided by (b) the Transaction Value per Share.

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“MTM Ship Management” means M.T.M. Ship Management Pte. Ltd, a Singapore private limited company and M.T.M. Ship Management (India) Pte. Ltd, an Indian private limited company and any successor technical ship management company thereto that is a wholly-owned direct or indirect subsidiary of Seller.
“MTSA” means the Maritime Transportation Security Act of 2002. “Nasdaq” means the Nasdaq Stock Market LLC.
“NAV” means, with respect to the Company Vessels or the Parent Vessels, as the case may be, the aggregate net asset value of such vessels as determined by a valuation conducted by each of two (2) independent internationally recognized shipping sale & purchase (S&P) brokerage firms (with Parent and Seller each picking one (1) brokerage firm that is reasonably acceptable to the non-selecting party), with the NAV being the average of the two (2) valuations conducted by such firms having the same valuation dates (collectively, the “Valuation”); provided that such NAV calculation shall subject to the mutual agreement in writing of Parent and Seller acting in good faith (such agreement not to be unreasonably withheld, conditioned or delayed).
“Net Working Capital and Indebtedness” means, with respect to any Person, without duplication, (a) the Working Capital of such Person and its Subsidiaries as of the Closing minus
(b) the aggregate Indebtedness of such Person and its Subsidiaries outstanding as of the Closing, in each case calculated in accordance with the Accounting Principles.
“Order” means any decree, injunction, judgment, order, quasi-judicial decision, award, ruling or writ of any Governmental Entity.
“Ordinary Course” means the ordinary course of business consistent with past practice. “Parent Adjusted NAV” means an amount equal to the stockholders’ equity of Parent as of a date mutually agreed by Parent and Seller (but not more than thirty (30) days following the date of a quarterly closing of Parent’s consolidated financial statements), calculated in good faith by Parent in accordance with the Accounting Principles; provided, however, that for purposes of calculating Parent Adjusted NAV: (a) to the extent not already taken into account in the calculation of the Parent Adjusted NAV, the Parent Adjusted NAV shall be reduced by the aggregate amount of any dividend paid on any Parent Equity Interest by the Parent between the date of Parent’s last quarterly financial statement date and the Closing, (b) the portion of Parent’s stockholders’ equity that represents the value of the Parent Vessels shall be subject to adjustment by substituting therefor the aggregate NAV of the Parent Vessels and (c) to the extent a Subsidiary of Parent is not directly or indirectly wholly-owned by Parent, the portion of the Parent Adjusted NAV ascribed to such Subsidiary shall be prorated to only reflect Parent’s percentage ownership interest in such Subsidiary, in each case in a manner consistent with the illustrative example of the determination of Parent Adjusted NAV set forth on Exhibit C. For purposes of determining the date of the stockholders’ equity of Parent, Parent and Seller shall act in good faith and shall not unreasonably withhold, condition or delay their agreement.

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“Parent Disclosure Documents” means any form, report, schedule, statement or other document required to be filed or provided with or to the SEC, Nasdaq or other Governmental

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Entity by Parent, or to be distributed or otherwise disseminated by Parent to Parent’s shareholders, in connection with the transactions contemplated by this Agreement.
“Parent Permitted Liens” means (i) Liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the financial statements contained in the Parent SEC Reports),
(ii) statutory Liens of landlords and workers’, carriers’ and mechanics’ or other like Liens incurred in the Ordinary Course for amounts that are not yet due and payable or that are being contested in good faith (and for which adequate accruals or reserves have been established), (iii) Liens and encroachments which do not materially interfere with the present or proposed use, possession or enjoyment of the properties or assets to which such Lien relates, (iv) other maritime Liens incidental to the conduct of the business of Parent and its Subsidiaries or the ownership of Parent and its Subsidiaries’ property and assets, and which do not in the aggregate materially detract from the value of Parent and its Subsidiaries’ assets or materially impair the use thereof in the operation of their business, or (v) Liens associated with existing Indebtedness secured by a Parent Vessel.
“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date or, with respect to the portion of such period that ends on the Closing Date, any taxable period that includes (but does not end on) such date.
“Preferred Stock” means the undesignated shares of Parent having such preferred or other special rights as the Parent Board may determine before allotment, US$0.0001 par value per share.
“Proceeding” means any litigation, action, suit, claim and investigation or legal, administrative or arbitration proceeding before or by any Governmental Entity.
“Related Party” means, with respect to any Person, an officer, director, manager or Affiliate of such Person.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Subsidiary” means, with respect to any Person, any corporation of which at least 50% of the capital stock or total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other business entity of which at least 50% of the partnership, limited

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liability company or other similar ownership interest or voting power is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof.

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“Tax” or “Taxes” means any and all federal, state, provincial, local and foreign taxes, including without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise, property, severance, stamp, capital stock, environmental or windfall taxes, assessments, governmental charges, duties or other like assessments or charges of any kind whatsoever together with all interest, penalties and additions imposed with respect to any such amounts, including any liability of a predecessor entity for any such amounts.
“Tax Return” means any return, report, statement, form or other documentation (including any additional or supporting material and any amendments or supplements) filed or required to be filed with respect to or in connection with the calculation, determination, assessment or collection of any Taxes, including any information return, claim for refund, amended return or declaration of estimated tax.
“Transaction Expenses” means, with respect to any Person to the extent not paid prior to the Closing, all out-of-pocket fees and expenses incurred by such Person or any of its Affiliates at or before the Closing in connection with the preparation, negotiation and execution of this Agreement, and the performance and consummation of the Merger and the other transactions contemplated hereby and thereby.
“Transaction Value per Share” means an amount equal to (a) the Parent Adjusted NAV, divided by (b) the aggregate number of shares of Common Stock, without duplication, issued and outstanding immediately prior to the Effective Time. For the avoidance of doubt, the aggregate number of shares of Common Stock referred to in (b) includes all unvested shares of Common Stock awarded prior to the Effective Time, but excludes any shares of Common Stock or other Equity Interests reserved for issuance in connection with the Equity Incentive Plan.
“U.S. GAAP” means the Generally Accepted Accounting Principles in the United States. “Valuation” shall have the meaning set forth in the definition of NAV above.
“Working Capital” means, with respect to any Person, the sum of the consolidated current assets of such Person and its Subsidiaries as of the Closing less the sum of the consolidated current liabilities of such Person and its Subsidiaries as of the Closing, in each case calculated in accordance with the Accounting Principles; provided, however, that (a) the Working Capital of any Person shall exclude any amounts included in the Indebtedness or Transaction Expenses of such Person or its Subsidiaries, and (b) the Working Capital of the Company shall exclude any amounts included in the Net VIP Amount.
ARTICLE XII
GENERAL PROVISIONS
12.1    Notices. All notices and other communications hereunder shall be in writing (which may be by email) and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by email if sent during normal business hours of the recipient, and if not sent during normal business hours, then on the next Business Day, or (c) one Business Day after deposit with a nationally recognized overnight courier, specifying next Business Day delivery, with verification of receipt. Notices and other communications, in each case to the

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respective parties, shall be sent to the applicable address or email address set forth below, unless another address has been previously specified in writing:
if to Parent, Merger Sub, or (after the Closing) to the Company to: Pangaea Logistics Solutions Ltd.
c/o Phoenix Bulk Carries US LLC 109 Long Wharf
Newport, Rhode Island 02840 Attention: Mark Filanowski
Email: mfilanowski@pangaeals.com

with a copy (which shall not constitute notice) to:
Seward & Kissel LLP One Battery Park Plaza
New York, New York 10004 Attention: Edward S. Horton
Nick Katsanos
Email: Horton@sewkis.com; Katsanos@sewkis.com

if to Seller or (prior to the Closing) the Company, to: Strategic Shipping Inc.
c/o MTM Maritime Management (USA) LLC 2960 Post Road
Southport, CT 06890 Attention: Christina Tan
Dan Schildt Suzanne Lui
Email: ctan@mtmaritime.com; dschildt@mtmaritime.com; slui@mtmaritime.com with a copy (which shall not constitute notice) to:
Seward & Kissel LLP
One Battery Park Plaza New York, NY 10004 Attention:    Keith Billotti
James Abbott
Email: billotti@sewkis.com; abbott@sewkis.com
12.2    Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to

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this Agreement unless otherwise indicated. Any reference in a Schedule contained in the disclosure letters delivered by a party hereunder shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the Section of this Agreement that corresponds to such Schedule and any other representations and warranties of such party that are contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. The mere inclusion of an item in a Schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Material Adverse Effect or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. Reference to the phrase “material to Parent” means material to Parent and its Subsidiaries taken as a whole, and reference to the phrase “material to the Company” means material to the Company and its Subsidiaries taken as a whole.
12.3    Counterparts; Facsimile Signatures. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery by electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com) or electronic mail to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.
12.4    Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exhibits and Schedules hereto, together with the Confidentiality Agreement,
(a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 6.6, are not intended to confer upon any other Person any rights or remedies hereunder.
12.5    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or

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unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or

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unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
12.6    Enforcement.
(a)    The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.
(b)    Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns, shall be brought and determined in the Court of Chancery in the State of Delaware, or if (but only if) that court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts and to accept service of process in any manner permitted by such courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to lawfully serve process, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the Proceeding in such court is brought in an inconvenient forum, (ii) the venue of such Proceeding is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.
12.7    Governing Law. This Agreement shall be governed by and construed in accordance with the applicable laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware, except (a) to the extent that the law of the Republic of the Marshall Islands is mandatorily applicable to the Merger and (b) all matters relating to the fiduciary duties of the Parent Board shall be subject to the laws of Bermuda.
12.8    Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Legal Requirement or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

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12.9    Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 12.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
12.10    Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties.
12.11    Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.
12.12    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

RENAISSANCE HOLDINGS LLC
By: STRATEGIC SHIPPING INC., its Sole
Member

By: /s/ Christina Tan     Name: Christina Tan
Title: Vice President

STRATEGIC SHIPPING INC.

By: /s/ Christina Tan     Name: Christina Tan
Title: Vice President

PANGAEA LOGISTICS SOLUTIONS LTD.

By: /s/ Mark Filanowski
Name: Mark Filanowski
Title: Chief Executive Officer

RENAISSANCE MERGER SUB LLC
By: PANGAEA LOGISTICS SOLUTIONS LTD.,
as sole member and manager

By: /s/ Mark Filanowski     Name: Mark Filanowski
Title: Chief Executive Officer